As Filed with the Securities and Exchange Commission on July 20, 1999

                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          STRATUS SERVICES GROUP, INC.
                 (Name of small business issuer in its charter)

       Delaware                      7363                      223499261
(State or jurisdiction
  of incorporation or    (Primary Standard Industrial      (I.R.S. Employer
     organization)        Classification Code Number)   Identification Number)

                                 500 Craig Road
                           Manalapan, New Jersey 07726
                                 (732) 866-0300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                Joseph J. Raymond
                      Chairman and Chief Executive Officer
                          Stratus Services Group, Inc.
                                 500 Craig Road
                           Manalapan, New Jersey 07726
                                 (732) 866-0300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                        Copies of all communications to:

                                                          Hank Gracin, Esq.
            John A. Aiello, Esq.                        Lehman & Eilen, LLP
     Giordano, Halleran & Ciesla, P.C.                        Suite 505
             125 Half Mile Road,                      50 Charles Lindbergh Blvd.
               P.O. Box 190                           Uniondale, New York 11553
        Middletown, New Jersey 07748                        (516) 222-0888
               (732) 741-3900

                         ------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

      If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

      If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

-----------------------------------------------------------------------------
                                  Proposed       Proposed
  Title of each                    Maximum        Maximum
    Class of                      Offering       Aggregate      Amount of
Securities to be  Amount to be      Price        Offering      Registration
   Registered      Registered   Per Share (1)    Price(1)          Fee
-----------------------------------------------------------------------------
Common Stock,
  $0.01 par         1,500,000
  value per share      Shares      $7.50         $11,250,000        $3,128
-----------------------------------------------------------------------------
Underwriter's         150,000
  Warrants            Wrts(2)        ---                ---             (3)
-----------------------------------------------------------------------------
Common Stock
  Underlying
  Underwriter's       150,000
  Warrants             Shares      $8.25         $ 1,237,500        $  344
-----------------------------------------------------------------------------
Total                                                               $3,472
-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) To be issued for nominal consideration to the Underwriter.

(3) Pursuant to Rule 457(g), no separate registration fee for the warrants is required.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                         ------------------------------

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

                   Subject to Completion, Dated July 20, 1999

PROSPECTUS

                                1,500,000 SHARES

                          STRATUS SERVICES GROUP, INC.

                                  COMMON STOCK

                              --------------------

      This is an initial public offering of shares of Common Stock of Stratus Services Group, Inc. All of the 1,500,000 shares of Common Stock are being sold by Stratus Services Group, Inc.

      Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $6.00 and $9.00. Stratus Services Group intends to list the Common Stock on the Nasdaq Smallcap Market under the symbol "SMSL."

                              --------------------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD
                 CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                     Underwriting          Proceeds, before
                                     Discounts and         expenses, to Stratus
                  Price to Public    Commissions           Services Group, Inc.

Per Share         $                  $                     $
Total             $                  $                     $
================================================================================

      The underwriter may, subject to the terms of the underwriting agreement, purchase up to an additional 225,000 shares from Stratus at the initial public offering price, less the underwriting discount.

The underwriter expects to deliver the shares against payment in New York on _______, 1999.

                            HORNBLOWER & WEEKS, INC.

                  The date of this Prospectus is ________ ___, 1999.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                  Page
                                                                  ----

Prospectus Summary......................................            2
Risk Factors............................................            5
Use of Proceeds.........................................           13
Dividend Policy.........................................           13
Dilution................................................           14
Management's Discussion and Analysis of Financial
   Condition and Results of Operations..................           15
Business................................................           21
Management..............................................           37
Certain Relationships and Related Party Transactions....           38
Principal Stockholders..................................           40
Description of Securities...............................           41
Shares Eligible for Future Sale.........................           44
Underwriting............................................           46
Legal Matters...........................................           48
Experts.................................................           48
Additional Information..................................           48
Index to Consolidated Financial Statements..............           F-1

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "STRATUS," "STRATUS SERVICES GROUP," "WE," "US" AND "OUR" REFER TO STRATUS SERVICES GROUP, INC.

                           FORWARD LOOKING STATEMENTS

      This Prospectus contains forward looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, that are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include those described in "Risk Factors" and elsewhere in this Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this Prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements that we may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus, especially "Risk Factors" and the Financial Statements and Notes, before deciding to invest in Stratus Services Group, Inc. Common Stock. Unless this Prospectus indicates otherwise, all information contained in this Prospectus, including per share data and information relating to the number of shares authorized and outstanding, has been adjusted to reflect a proposed three for two reverse split of our Common Stock and certain proposed amendments to our Certificate of Incorporation and Bylaws.

                               PROSPECTUS SUMMARY

                                   The Company

      Stratus Services Group, Inc. is a New Jersey based provider of temporary staffing and engineering services. We currently operate through a network of fifteen offices in ten states. We provide a wide range of commercial staffing services including light industrial, clerical, distribution, technical, specialty and other professional services. We also have a dedicated engineering services staff providing a broad range of staffing, project consulting and outsourcing services. Our SMARTSolutions(TM) service provides a structured program to monitor and enhance the productivity of a customer's labor resources. As of March 31, 1999, we were providing approximately 1000 staffing employees to more than 200 businesses.

      The Company's strategy is to continue to expand our operation through internal growth and strategic acquisitions.

      In 1999, we acquired a staffing company and an engineering company. We intend to pursue other acquisitions in new markets to expand the geographic scope of our operations and acquire complimentary businesses or specialty lines of business. We believe that this strategy will enable us to take advantage of the opportunities available in the rapidly growing staffing services industry.

      Our executive offices are located at 500 Craig Road, Manalapan, New Jersey. Our phone number is (732) 866-0300.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Shares of Common Stock Offered................. 1,500,000 shares.
Shares to be Outstanding After this Offering... 5,299,400 shares.
Use of Proceeds................................ Repayment of
                                                approximately $2,000,000
                                                of debt, payment of
                                                $1,210,000 owed in
                                                connection with an
                                                acquisition and for
                                                working capital,
                                                including possible
                                                acquisitions of
                                                complementary businesses.
Proposed Nasdaq National Market Symbol......... SMSL.
Risk Factors................................... The Common Stock being offered involves a high degree of risk.
                                                These risks are described in the
                                                section of this Prospectus
                                                captioned "Risk Factors."

      The above information is based on shares outstanding as of July 15, 1999 and excludes 901,000 shares issuable upon the exercise of options and warrants to acquire our Common Stock that were outstanding as of July 15, 1999 and 150,000 shares issuable pursuant to warrants to be issued to the underwriter in connection with this offering. The information also assumes that the underwriter will not exercise its option to purchase additional shares of Common Stock in the offering.

--------------------------------------------------------------------------------

                          Summary Financial Information
                             (Amounts in thousands)

                            August 11,
                              1997                        Six Months Ended
                         (inception) to  Year Ended          March 31,
                            September    September    --------------------------
                            30, 1997     30, 1998        1998         1999
                          ------------   ----------   -----------  ------------
                                                      (Unaudited)  (Unaudited)
Statement of Operations
Data:
Revenues .............   $ 2,442,191   $ 24,919,639 $ 10,474,459   $ 12,920,225
Gross profit .........       436,344      4,589,921    1,832,289      2,612,515
Operating (loss) .....      (355,072)      (866,411)    (133,628)    (1,037,477)
Other income (expenses)      (54,322)    (1,613,384)    (191,012)      (716,377)
Net income (loss) ....      (409,394)    (2,479,795)    (324,640)    (1,753,854)

                                                   As of March 31,
                                                        1999
                                                   ---------------
                                                     (Unaudited)
Selected Balance Sheet Data:
Cash ............................................  $    404,047
Accounts Receivable .............................       573,644
Other Assets ....................................     3,558,135
Total Assets ....................................     4,535,826
Loans Payable ...................................     3,056,734
Accrued payroll and taxes .......................     1,077,876
Due to factor ...................................     1,107,126
Accounts payable, accrued expenses and other.....     2,242,797
Total Liabilities ...............................     7,484,530
Temporary Equity ................................       520,000
Stockholders' Equity (Deficit) ..................    (3,468,704)

--------------------------------------------------------------------------------

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO.

      THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY", "WILL", "SHOULD", "COULD", "EXPECTS", "PLANS", "ANTICIPATES", "BELIEVES", "ESTIMATES", "PREDICTS", "POTENTIAL", OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

                                 Financial Risks

      We may not become profitable in the future.

      We cannot assure investors that we will become profitable in the future. We have incurred net losses in recent periods, including net losses of $2,479,795 in the year ended September 30, 1998 and $1,753,854 in the six months ended March 31, 1999. As a result of our losses we have a stockholders deficit of $3,468,704 as of March 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

      Our technical default under a factoring agreement will affect our growth if it continues.

      We are in technical default under a factoring agreement and could be called at any time to repurchase receivables that we have factored. If we are called to repurchase the receivables, the potential to grow the business will be limited and our financial viability could be affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

      There are doubts as to our ability to continue as a going concern.

      Our Auditors have qualified our Financial Statements for the year ending September 30, 1998 with a qualification which raises doubts as to our ability to continue as a going concern. While we have plans to use the funds raised from this offering to increase sales (See "Business-Strategy") and reduce debt in order to reduce the demand on working capital (See "Use of Proceeds"), there can be no assurance as to when these plans will be implemented and if implemented, whether they will be successful.

      We may be unable to meet our future capital requirements.

      If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop our products and services or respond to competitive pressures. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of the Common Stock. We currently do not have any commitments for additional financing. Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next 12 months. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new products or services or to respond to competitive pressures.

      Comparisons of our past operating results may not be indicative of future performances.

      Comparisons of our revenues and operating results may not provide an accurate indication of future performance on which to base an investment decision. Results of any quarterly period may not be indicative of results to be expected for a full year as our results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future acquisitions and branch office openings, seasonal fluctuations in the businesses of our clients, seasonal fluctuations in the demand for staffing services and other competitive factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

      Potential 401(k) benefit plan compliance costs could reduce the proceeds available from this offering.

      To correct the potential non-compliance of our 401(k) benefit plan identified in our audit, we may be required to make a contribution to the benefit plan on behalf of all qualifying employees and to satisfy any penalties that may be imposed by the Internal Revenue Service, thereby reducing our available working capital.

                              Business Model Risks

      Our operating performance may suffer if we experience delays in implementing our internal growth strategies.

      Any significant delay in the opening of new offices or the failure of new offices to achieve anticipated performance levels could adversely impact our operations and expansion plans and have a material adverse effect on our business. We have grown in recent years by opening new offices and increasing the volume of services provided through existing offices. We cannot assure you that we will continue to be able to maintain or expand our market presence in current locations or to successfully enter other markets. See "Business - Strategy".

      Our operating performance may suffer if we experience delays in implementing our acquisition strategy.

      Any significant delay in identifying, completing and integrating acquisitions could adversely impact our operations and expansion plans and have a material adverse effect on our business. Competition for acquisitions has become increasingly intense and accordingly, we can give no assurance that we will be able to acquire targeted businesses on terms favorable to us or at all. Pursuing and integrating acquisitions could result in significant costs and expenses being incurred and could interrupt our daily operations. In addition, difficult acquisitions could place burdens on our management, systems and controls and divert the attention of management from the ongoing operations particularly in the fiscal quarters immediately following the transactions. We cannot assure you that any particular acquisition will be successfully integrated into our operations or will achieve profitability.

      Our operating performance may suffer if we do not integrate and manage the acquired companies effectively.

      We cannot assure you that our management group will be able to manage effectively the combined company, additional acquisitions or to implement effectively our acquisition strategy. Any inability to integrate the acquired companies successfully or to manage the expanded company will have a material adverse effect on our business, financial condition and results of operations and will make it unlikely that our acquisition program will be successful. In addition, acquisitions could involve the occurrence of additional debt, future amortization of goodwill and intangible assets or the issuance of equity securities which may have a dilutive effect, all of which could adversely affect our operating results. See "Business - Strategy".

      Our growth will be limited if our Common Stock cannot be used to finance acquisitions.

      If potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, our growth could be limited unless we are able to obtain additional capital through debt or equity financing. However, there can be no assurance that we will be able to obtain a line of credit or other financing we will need for our acquisition program on terms that we deem acceptable. See "Business - Strategy".

      Unsuccessful acquisitions will affect our results.

      Acquisitions that are either not successfully completed or integrated may damage our results of operations by affecting relationships with potential customers, potential sales staff and potential temporary staff within that geographical area. A failed acquisition or unsuccessful integration may also damage our relationship with other potential acquisition candidates making it difficult to negotiate acquisition agreements such that we can either not enter into an agreement or are required to pay a higher price for the acquisition than would otherwise have been the case. See "Legal and Administrative Proceedings".

                          Risks Relating to Operations

      Adverse economic conditions could reduce demand for our services.

      Adverse national and local economic conditions could materially adversely affect our business, financial condition and results of operations. During periods of slowing economic activity or high unemployment, many companies reduce their use of temporary staffing employees. See "Business-Staffing Services Industry Overview".

      If we lose our key management personnel or cannot recruit additional management personnel, our business may suffer.

      The loss of key management or the inability to attract and retain qualified management could have a material adverse effect on our operations. We have been and will continue to be highly dependent on the experience and skills of our senior management. In addition, we are highly dependent on our ability to hire, develop and retain qualified regional office managers and on the productivity of our managers. We have no key man life insurance on any member of the management team, nor are we considering taking out such insurance in the future. See "Management."

      Intense competition could reduce our market share and harm our financial performance.

      We face intense competition which could limit our ability to maintain or increase our market share and margins and could have a material adverse effect on our business, financial condition or results of operations. The temporary staffing industry is highly competitive and we compete with national, regional and local full-service and specialized temporary staffing services, some of whom, such as Accustaff, Norrell and Staffmark, have significantly greater marketing and financial resources than we do. See "Business - Competition."

      If we are not able to hire and retain a sufficient number of qualified employees, our business may suffer.

      Our future success will depend on our ability to attract, train, retain and motivate suitably qualified personnel. Competition for such personnel is intense. We compete with other temporary staffing companies, as well as our customers and other employers for qualified personnel. If we are unable to continue to recruit additional qualified personnel our growth could suffer.

      Increases in employee-related costs could affect our economic performance.

      An increase in employee-related costs could have a material adverse effect on our results. We are responsible for employee-related expenses for our temporary staff employees, including workers' compensation, health and unemployment insurance and retirement plans.

      We are directly liable for worksite employee payroll regardless of whether we are paid.

      As the direct employer we are obligated to pay the salaries, wages and related benefit costs and payroll taxes of worksite employees and must pay the costs even if the customer does not make timely payment. A failure to recover employee payroll and benefits costs from the customer could have a material adverse effect on our financial condition or results of operations. This may result in a significant drain on available working capital and cash reserves.

      We are liable for relationships between our customer and our employees.

      The failure of our employees to follow policies and guidelines may result in negative publicity, monetary damages or fines. We may be exposed to potential liability to our customers with respect to any claims arising out of the services performed by our temporary staffing employees, such as misuse of client information or theft of client property. We are also exposed to potential claims by our temporary staffing employees for discrimination and harassment in the customer's workplace and violations of other employment-related laws and regulations.

      We face potential malpractice liability.

      In the event that we experience a large claim, frequent claims or some other event occurs that causes the rates for the professional malpractice insurance to increase, there could be a material adverse effect on our business, operating results and financial condition. Providing Engineering and other professional services entails a risk of claims of professional malpractice and similar claims which could have a material adverse effect on our business, operating results and financial condition. Although we do and will continue to maintain insurance that we believe is adequate as to risks and amount, we cannot assure you future claims will not exceed the coverage amounts or that the insurance policies will indemnify us in any particular circumstance.

      We are dependent on several major customers.

      For the year ended September 30, 1998 and the six months ended March 31, 1999, our five largest clients accounted for approximately 49% and 47% of our revenues. The loss of or a material reduction in revenues from one or more large clients could have a material adverse effect on our business. Our contracts to perform services may be canceled or modified by clients at will without penalty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

      Breaches or failure of our Internet based management information system could harm our operations.

      Security breaches of our management information system or an extensive failure of the system could significantly harm our business by affecting our monitoring of the financial and operating performance of the business. As our management information system connecting all our offices and operations is an Internet based system, any failure of the Internet or any security measures we employ could affect our ability to monitor and control our operations and could also result in our confidential information or our clients' confidential information being accessed by unauthorized viewers.

      Year 2000 risks may harm our business.

      The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. We rely on information technology supplied by third parties, and our third party suppliers and vendors also are dependent on information technology systems and on their own third party vendors' systems. Year 2000 problems experienced by us or any third parties could materially adversely affect our business.

      We have evaluated our internal information technology systems and contacted our information technology suppliers and third party suppliers and vendors to ascertain their year 2000 status. However, we cannot guarantee that any of our third party suppliers and venders will be Year 2000 compliant in a timely manner, or that there will not be significant interrelated operational problems among information technology systems.

See "Management's Discussion and Analysis of Financial Conditions and Results of Operations-Year 2000 Readiness Disclosure".

                     Risks Related to Government Regulation

      Regulatory and legal uncertainties could harm our business.

      The implementation of unfavorable governmental regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs, cause the development of the affected markets to become impractical or otherwise adversely affect our financial performance.

      If we are determined to be a "Professional Employer Organization", we cannot assure you that we will be able to satisfy licensing requirements or other applicable regulations. Certain states have enacted laws which govern the activities of Professional Employer Organizations, which generally provide payroll administration, risk management and benefits administration to client companies. These laws vary from state to state and generally impose licensing or registration requirements for Professional Employer Organizations and provide for monitoring of the fiscal responsibility of these organizations. We believe that Stratus is not a Professional Employer Organization and not subject to the laws which govern such organizations; however, the definition of Professional Employer Organization varies from state to state and in some states the term is broadly defined. In addition, we can give no assurance that the states in which we operate will not adopt licensing or other regulations affecting companies which provide commercial and professional staffing services. See "Business - Regulation".

                          Risks Related to the Offering

      Concentrated control could adversely affect stockholders.

      Upon consummation of this offering, Directors, Officers and Senior Management of Stratus will control approximately 33.62 % of our outstanding voting stock. As a result, if they act together, they may have the ability to influence the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our Common Stock could be adversely affected. See "Management" and "Description of Securities".

      Anti-takeover provisions affecting us could prevent or delay a change of control and this could affect our stock price.

      Prior to this offering our Certificate of Incorporation and Bylaws will be amended to include provisions that may discourage, delay or prevent a change in control that some stockholders may consider favorable. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of Common Stock. See " Description of Securities - Anti Takeover Effects of the Charter Documents and Delaware Law".

      You will experience immediate and substantial dilution.

      The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of Common Stock. Purchasers of Common Stock in this offering will suffer immediate and substantial dilution. The dilution will be $6.75 per share in the net tangible book value of the Common Stock from the expected initial public offering price. If the warrants offered hereby and the other outstanding options and warrants to purchase shares of Common Stock are exercised, there would be further dilution. See "Dilution".

      74.5% of our total outstanding shares are restricted from immediate resale but may be sold in the future which could cause the market price of our Common Stock to drop significantly even if our business is doing well.

      Sales of a substantial number of shares of Common Stock in the public market following this offering could cause the market price of our Common Stock to decline. After this offering, we will have outstanding 5,299,400 shares of Common Stock assuming no exercise of warrants and options. The 1,500,000 shares offered for sale through the underwriters will be freely tradable. Of the remaining 3,799,400 shares of Common Stock outstanding after this offering, 1,027,533 will be eligible for sale in the public market beginning 12 months after the effective date of this prospectus. The remaining 2,771,867 shares will become eligible for sale 24 months after the effective date of this prospectus. See "Shares Eligible for Future Sale."

      Management's failure to apply the offering proceeds effectively could result in unfavorable returns.

      The failure of our management to apply the offering proceeds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline. Most of the net proceeds of this offering are not allocated for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. See "Use of Proceeds".

      Special note regarding forward-looking statements.

      Some of the statements under the "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

      In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we, nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                               USE OF PROCEEDS

      The net proceeds to us from the sale of 1,500,000 shares of Common Stock being offered by us are estimated to be approximately $9,417,779. This estimate is based on an assumed public offering price of $7.50 per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses.

      The principal purposes of this offering are to:

      o repay approximately $2,000,000 of outstanding debt incurred to support our operations which bears interest at rates which range from 12% per annum to 24% per annum and which becomes due upon completion of this offering.

      o Pay $1,210,000, in satisfaction of the balance of the purchase price for the acquisition of B&R Employment, Inc., a staffing company acquired in January 1999, which bears interest at a rate of 10% per annum and which becomes due on March 1, 2000 or 30 days after the completion of this offering.

      The balance of the funds will be used for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire additional businesses that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and although we are in frequent discussion with potential acquisition targets, at this time there are no discussions that we believe can be considered likely to result in a transaction. The amounts that we actually expend for general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of a portion of the net proceeds of this offering. Pending these uses, we will invest the net proceeds in short-term, interest-bearing, investment grade securities.

                               DIVIDEND POLICY

      We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any future earnings for financing growth and do not expect to pay any dividends in the foreseeable future.

                                   DILUTION

      At March 31, 1999 we had a negative net tangible book value of $5,800,000 or approximately ($1.56) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of Common Stock. Dilution in pro forma net tangible book value per share represents the differences between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after the completion of this offering. After giving effect to the sale of the 1,500,000 shares of Common Stock offered by us at an assumed initial public offering price of $7.50 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 1999 would have been approximately $3.9 million or $0.75 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.31 per share to existing stockholders and an immediate dilution of $6.75 per share to new investors of Common Stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share..               $  7.50
   Pro forma net tangible book value per
     share as of March 31, 1999.................. $(1.56)
   Increase per share attributable to
     new investors............................... $ 2.31
Pro forma net tangible book value per
   share after this offering.....................                  0.75
Dilution per share to new investors....                         $  6.75

      The following table summarizes on a pro forma basis after giving effect to the offering (based on an assumed initial public offering price of $7.50 per share), as of March 31, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share paid:

                                                                     Average
                                                                    Price Per
                           Shares Purchased     Total Consideration     Share
                          -------------------   -------------------   ---------
                          Number      Percent    Amount    Percent
                          ------      -------   -------    --------

Existing stockholders .. 3,754,000    71.4       2,190,000   16.3      .58
New Investors .......... 1,500,000    28.6      11,250,000   83.7     7.50
                         ---------    ----      ----------  -----     ----
   Total ............... 5,254,000   100.0%     13,440,000  100.0%
                                    ------                  -----

      The foregoing discussions and tables are based upon the number of shares actually issued and outstanding on March 31, 1999 and assume no exercise of any of the options and warrants outstanding as of March 31, 1999. To the extent these options and warrants are exercised, there will be further dilution to investors.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

      Introduction

      We provide a wide range of staffing and engineering services nationally through a network of fifteen offices in ten states. Although we were incorporated on March 11, 1997, operations effectively commenced on August
11, 1997 with the acquisition of certain operating assets of Royalpar Industries, Inc. and its subsidiaries. Since August 1997, through internal growth and two acquisitions (in January 1999 and April 1999) we have grown from the original five Royalpar offices in five states.

      We recognize revenues based on hours worked by assigned personnel. Generally, we bill our customers a pre-negotiated fixed rate per hour for the hours worked by our temporary employees. We are responsible for workers' compensation, unemployment compensation insurance, Medicare and Social Security taxes and other general payroll related expenses for all of the temporary employees we place. These expenses are included in the cost of revenue. Because we pay our temporary employees only for the hours they actually work, wages for our temporary personnel are a variable cost that increases or decreases in proportion to revenues. Gross profit margin varies depending on the type of services offered. Our Engineering Services typically generate higher margins while staffing services typically generates lower margins. In some instances, temporary employees placed by us may decide to accept an offer of permanent employment from the customer and thereby "convert" the temporary position to a permanent position. Fees received from such conversions are included in our revenues. Selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs.

      Results of Operations

      The following table sets forth certain selected operating results for the period from inception of operations (August 11, 1997) through September 30, 1997, for the fiscal year ended September 30, 1998 and for the six months ended March 31, 1998 and 1999.

                              August 11, 1997 to          Year Ended              Six Months Ended             Six Months Ended
                              September 30, 1997       September 30, 1998          March 31, 1998               March 31, 1999
                            --------------------------------------------------------------------------------------------------------
Revenues                    $2,442,191     100.0%    $24,919,639      100.0%     10,474,459   100.0%         12,920,225      100.0%
Cost of Revenues             2,005,847      82.1%     20,329,718       81.6%      8,642,170    82.5%         10,307,710       79.8%

Gross Profit                   436,344      17.9%      4,589,921       18.4%      1,832,289    17.5%          2,612,515       20.2%


Selling, general and
administrative expenses      (739,431)     -30.3%    (4,677,581)      -18.8%    (1,938,222)   -18.5%        (2,979,960)      -23.1%
Depreciation and
amortization                   (1,985)      -0.1%      (108,306)       -0.4%       (18,844)    -0.2%           (75,032)       -0.6%
Provision for recourse
obligation                    (50,000)      -2.0%      (670,445)       -2.7%        (8,851)    -0.1%          (595,000)       -4.6%

Loss from operations         (355,072)     -14.5%      (866,411)       -3.5%      (133,628)    -1.2%        (1,037,477)       -8.1%

Other income (expenses):
Finance charges               (39,078)      -1.6%      (524,649)       -2.1%      (173,630)    -1.7%          (369,307)       -2.9%
Interest expense              (15,244)      -0.6%       (48,170)       -0.2%       (28,888)    -0.3%          (121,289)       -0.9%

Other income                       --        0.0%        33,729         0.1%         11,506     0.1%            11,383         0.1%
Other (expenses)                   --        0.0%    (1,074,294)       -4.3%             --     0.0%          (237,164)       -1.8%
                            --------------------------------------------------------------------------------------------------------

Net (loss)                  ($409,394)     -16.7%   ($2,479,795)      -10.0%     ($324,640)    -3.1%       ($1,753,854)      -13.6%
                            ========================================================================================================

      Year Ended September 30, 1997 Compared to Year Ended September 30, 1998

      Revenues. We effectively commenced operations with the acquisition of certain operating assets of Royalpar on August 11, 1997. Revenues for the fiscal period beginning October 1, 1996 (i.e., predating our acquisition of Royalpar) and ending on September 30, 1997, were $18,947,269 (representing revenues of $16,505,078 prior to the acquisition and $2,442,191 subsequent to the acquisition). Revenues for the fiscal period beginning on October 1, 1997 and ending on September 30, 1998 were $24,919,639. Revenues increased by $5,972,370 or 31.5% from 1997. Revenues increased primarily due to the commencement of the Engineering Services Division in January 1998.

      Gross Profit. Gross profit increased 54.9% to $4,589,921 in 1998 from $2,963,428 in 1997. Gross profit as a percentage of revenues increased to 18.4% in 1998 from 15.6% in 1997. This increase was due to the elimination of some customers with low gross margins and the start-up of the high-margin Engineering Services Division.

      Selling, General and Administrative Expenses. We incurred nonrecurring and pre-operating and startup costs in connection with our acquisition of certain operating assets of Royalpar. These costs amounted to $94,063 and represented 3.9% of revenues for the period from August 11, 1997 through September 30, 1997. This amount included costs such as legal costs and state application fees. These costs for the year ended September 30, 1998 were not significant. Our selling, general and administrative expenses, not including depreciation and amortization, for the fiscal year ended September 30, 1998 were $4,677,581 or 18.8% of revenues. In anticipation of making acquisitions and introducing our SMARTSolutions program, we incurred significant costs beginning in the third quarter of 1998, without a corresponding increase in revenues. These costs included salaries of certain key employees retained in anticipation of these projects. We believe that revenues can increase significantly without incurring a proportionate increase in selling, general and administrative expenses.

      We believe that the selling, general and administrative expenses included in the year ended September 30, 1997 for the period October 1, 1996 through August 10, 1997 for Royalpar are unique to Royalpar and, in managements' opinion are not reflective of those costs necessary to operate and manage our business.

      Depreciation and Amortization. Depreciation and amortization expenses aggregated $108,306 in the year ended September 30, 1998. This amount includes $67,650 of amortization of goodwill in connection with the acquisition of certain operating assets of Royalpar. During the year ended September 30, 1998, we determined that the recoverability of the goodwill was impaired and accordingly, charged the remaining balance of approximately $64,000 of goodwill to operations.

      Provision for recourse obligation. Provision for recourse obligation in the year ended September 30, 1998 was $670,445, or 2.7% of revenues. This cost is the estimated amount of uncollectible accounts receivable sold to a factor which we are required to repurchase under the agreement with the factor. Almost all of this amount was due to the uncertainty of recoverability of one account and a group of psychiatric clinics.

      Finance charges. Finance charges is comprised of the discount fees and other costs associated with our accounts receivable that are sold to a factor. This agreement, which expires August 10, 2000, provides that we sell substantially all of our accounts receivable to the factor. The factor purchases the accounts receivable at a discount of 1.3% and further discounts the amount purchased by .43% for each day the accounts receivable purchased remain outstanding after 30 days. Finance charges in the year ended September 30, 1998 was $524,649. As a percentage of revenues, finance charges increased to 2.1% in the year ended September 30, 1998 from 1.6% for the period August 11, 1997 through September 30, 1997. This increase was due to the increase in the average days' outstanding of the accounts receivable sold.

      Other Expenses. Other expenses in the year ended September 30, 1998 is comprised of the following:

Settlement of litigation and associated legal and other
   costs                                                      $798,000
Legal and other costs in connection with impairment
 of JPI assets                                                 174,688
Leased equipment abandonment                                    73,894
Office closing costs                                            27,712
                                                            ----------
Total                                                       $1,074,294


      Six Months Ended March 31, 1999 Compared to Six Months Ended March 31,
      1998

      Revenues. Revenues increased 23.3% to $12,920,225 for the six months ended March 31, 1999 from $10,474,459 for the six months ended March 31, 1998. Revenues increased primarily due to the commencement of the Engineering Services Division in January 1998 (i.e., three months of operations in the six months ended March 31, 1998 versus a full six months of operations in the six months ended March 31, 1999) and the implementation of our first SMARTSolutions programs in December 1998.

      Gross Profit. Gross profit increased 42.6% to $2,612,515 for the six months ended March 31, 1999 from $1,832,289 for the six months ended March 31, 1998. Gross profit as a percentage of revenues increased to 20.2% for the six months ended March 31, 1999 from 17.5% for the six months ended March 31, 1998. This increase was due to the commencement of the Engineering Services Division in January 1998, which services have higher gross margins than the other services we provided.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses, not including depreciation and amortization, increased 53.70% to $2,979,960 for the six months ended March 31, 1999 from $1,938,222 for the six months ended March 31, 1998. Selling, general and administrative expenses as a percentage of revenues increased to 23.1% for the six months ended March 31, 1999 from 18.5% for the six months ended March 31, 1998. The primary reason for this increase was that, in anticipation of making acquisitions and introducing our SMARTSolutions program, we incurred significant costs without a corresponding increase in revenues.

      Depreciation and Amortization. Depreciation and amortization expenses increased 295.20% to $75,032 for the six months ended March 31, 1999 from $18,844 for the six months ended March 31, 1998. Depreciation and amortization expenses as a percentage of revenues increased to 0.5% for the six months ended March 31, 1999 from 0.6% for the six months ended March 31, 1998. This increase was primarily due to the amortization of goodwill associated with the acquisition of B&R in January 1999.

      Provision for recourse obligation. Provision for recourse obligation increased to $595,000 for the six months ended March 31, 1999 from $8,851 for the six months ended March 31, 1998. Provision for recourse obligation as a percentage of revenues increased to 4.6% for the six months ended March 31, 1999 from 0.1% for the six months ended March 31, 1998. The amount for the six months ended March 31, 1999 was attributable to additional sales of accounts receivable to the factor, generated during this period, from the accounts previously discussed under this caption in the year ended September 30, 1998 analysis.

      Finance charges. Finance charges increased 112.7% to $369,307 for the six months ended March 31, 1999 from $173,630 for the six months ended March 31, 1998. As a percentage of revenues, finance charges increased to 2.9% for the six months ended March 31, 1999 from 1.7% for the six months ended March 31, 1998. This increase was due to the increase in average days' outstanding of the accounts receivable sold, primarily caused by the accounts discussed under "Provision for recourse obligation".

      Other Expenses. Other expenses were $237,164 or 1.8% of revenues for the six months ended March 31, 1999. There were no "other expenses" for the six months ended March 31, 1998. Other expenses are comprised of $173,112 for legal fees in connection with our administrative actions pertaining to the attempted unionization of a customer facility, $27,000 for legal fees for collection matters and $37,052 for additional costs associated with the impairment of the JPI assets.

      Interest expense. Interest expense increased 319.9% to $121,289 for the six months ended March 31, 1999 from $28,888 for the six months ended March 31, 1998. As a percentage of revenues, interest expense increased to 0.9% for the six months ended March 31, 1999 from 0.3% for the six months ended March 31, 1998. This increase was due to increased borrowings of $400,000 necessary to satisfy a litigation settlement and a working capital shortfall.

      Net loss. As a result of the foregoing, the net loss increased 440.2% to $1,753,854 for the six months ended March 31, 1999 from $324,640 for the six months ended March 31, 1998. The net loss as a percentage of revenues increased to 13.6% for the six months ended March 31, 1999 from 3.1% for the six months ended March 31, 1998. We have a net loss carryforward for Federal income tax purposes of $1,709,000 at September 30, 1998.

      Liquidity and Capital Resources

      Net cash used in operating activities was $43,373 in the period from August 11, 1997 (commencement of operations) to September 30, 1997, $639,488 in the year ended September 30, 1998 and $546,375 and $304,208 in the six months ended March 31, 1998 and 1999, respectively. Approximately $527,000 of the cash used in operating activities in the year ended

September 30, 1998 was for the settlement of litigation and related costs. The decrease in cash used in operating activities in the six months ended March 31, 1999 as compared to the six months ended March 31, 1998 was due to the increase in revenues and therefore, an increase in sales of accounts receivable to the factor.

      Net cash used in investing activities was $151,689 in the period from August 11, 1997 (commencement of operations) to September 30 1997, $186,477 in the year ended September 30, 1998 and $19,595 and $341,732 in the six months ended March 31, 1998 and 1999, respectively. Cash used in investing activities for the periods presented was attributable to the acquisitions and capital expenditures. The acquisition of Royalpar, J.P. Idustrial LLC and B&R resulted in a use of cash of $150,000, $89,688 and $142,431 in the period ended September 30, 1997, the year ended September 30, 1998 and the six months ended March 31, 1999, respectively.

      Net cash provided by financing activities was $287,934 in the period ending September 30, 1997, $983,080 in the year ended September 30, 1999 and $545,180 and $800,000 in the six months ended March 31, 1999 and 1998, respectively. The sources of cash provided by financing activities for the periods presented were from the net proceeds of borrowings and two private placements of our Common Stock. Subsequent to March 31, 1999, we raised $825,000 through June 30, 1999 from our third private placement.

      Our principal uses of cash are to fund temporary employee payroll expense and employer related payroll taxes; investment in capital equipment; start-up expenses of new offices; expansion of services offered; and costs relating to other transactions such as acquisitions and legal expenses. Temporary employees are paid weekly. Although, we sell substantially all of our accounts receivable to a factor, the factor initially only remits to us 90% of the face amount of the accounts receivable purchased. The net balance after the purchase fee and other costs of the factor are remitted to us after the factor receives the customer remittance which is generally 45 days from the time work was performed by the temporary employees. Due to the failure of certain customers to pay amounts owed to us, we are currently in default of our agreement with the factor to whom we sell our receivables. At this time, the factor has not elected to exercise its remedies against us.

      Expansion of our services requires expenditures for marketing and personnel costs at varied levels up to six months in advance of generating any revenues.

      While there can be no assurance, we believe that the proceeds of this offering, funds currently on hand and funds to be provided by operations will be sufficient to meet our need for working capital for the next 12 months. Our estimate of the time that the proceeds of this offering, funds currently on hand and funds provided by operations will be sufficient to meet our working capital needs is a forward-looking statement that is subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors.

Year 2000 Readiness Disclosure

      We have tested all of our desktop computers and computers used in our centralized network for Year 2000 compliance with Year 2000 compliance testing software. All units are Year 2000 compliant. There are a number of non-information embedded systems impacting on our operations over which we have no control, including building security and telephone. We have surveyed the system providers or those responsible for the maintenance of the systems who have indicated that the systems are Year 2000 compliant. All software programs on which we rely are warranted by the manufacturer or vendor to be Year 2000 compliant.

      We have surveyed our vendors and customers to assess their Year 2000 compliance status. If our customers are not Year 2000 compliant, they may experience disruptions to operations, material costs to remedy problems and litigation costs. In addition, these customers may delay payment of outstanding accounts, which would affect our operations. We are also subject to external forces that might generally affect industry and commerce, such as utility, transportation company or Internet interruptions caused by Year 2000 compliance failures. As a result, our business, financial condition and results of operations could be seriously impacted. See " Risk Factors - Year 2000 risks may harm our business" and "Risk Factors - Breaches or Failure of our Internet based Management Information System could harm our Operations".

      We have funded our Year 2000 plan from cash balances. It is not possible to identify the costs expended to address the Year 2000 problem as the review was conducted as part of our installation and usual maintenance program. We do not expect to expend further funds in addressing the Year 2000 problem except where additional assets are acquired that could be affected by the Year 2000 problem. In such a case, a Year 2000 review will be conducted on that asset.

      As all of our hardware systems have been tested to be Year 2000 compliant and all software on which our operations are dependent is warranted to be Year 2000 compliant, a Year 2000 contingency plan was not considered to be necessary. The only Year 2000 problems which could affect us are those relating to our customers or to external forces that might generally affect industry and commerce, such as utility or transportation company interruptions.

                                   BUSINESS

General

      We were incorporated in March 1997 and purchased assets of Royalpar Industries, Inc. and subsidiaries, a corporation that was the subject of a bankruptcy proceeding, in August 1997. The purchase provided a foundation to become a national provider of comprehensive staffing services through five offices in Arizona, California, Colorado, New Jersey, and Texas. Subsequently we opened or purchased additional offices in Florida, Oregon and Delaware. As of March 31, 1999, we were operating through a network of fifteen offices in ten states including Staffing Services offices in Arizona, California, Colorado, Delaware, Florida, New Jersey and Texas; Engineering Services offices in California, New Jersey, and Oregon and SMARTSolutions programs at client facilities in New Jersey, Michigan and Missouri.

      We believe that as businesses increasingly outsource a wider range of human resource functions in order to focus on their core operations, they will require more sophisticated and diverse services from their staffing providers. We have structured Stratus to endeavor to service these needs. In addition to supplying temporary workers for short-term needs, our Staffing Services Division also provides extended-term temporary employees, temporary-to-permanent placements, recruiting, permanent placements, payroll processing, on-site supervising and human resource consulting. Our Engineering Services Division provides a full range of services including staff augmentation and in-house design work. Through our SMARTSolutions Division, we provide a comprehensive, customized staffing program designed to reduce labor and management costs and increase workforce efficiency.

      Our emphasis on providing comprehensive staffing solutions is intended to appeal to a broad range of potential clients, including regional and national companies. It is our intent to provide companies with a single-source solution to their staffing needs by combining, integrating and cross-selling services already provided by our three divisions. It is anticipated that cross-marketing will enable us to reduce our business development costs and serve larger companies seeking comprehensive staffing services on a regional or national basis. We believe that a comprehensive service offering approach will assist us in establishing multiple contacts within existing and new clients that should contribute to more extensive and longer-term relationships.

Staffing Services Industry Overview

      The staffing industry encompasses a wide range of services to businesses, professional and service organizations and government agencies. The U.S. staffing industry has grown rapidly in recent years as organizations have sought to reduce costs and improve operating efficiency by outsourcing human resource functions. Staffing Industry Analysts, Inc. estimates that gross revenues across the entire U.S. staffing industry have grown since 1991 at a compound annual growth rate of 18.8%, from approximately $31.4 billion in 1991 to approximately $75 billion in 1998. The National Association of Temporary Staffing Services reports that more than 90% of all businesses used temporary staffing employees in 1998.

      The U.S. staffing industry is highly fragmented and has begun to experience consolidation, particularly with respect to temporary staffing companies. Recent industry reports indicate that over 9,300 companies provide temporary staffing services in the United States. Many of these companies are small, owner-operated businesses with limited access to capital for development and expansion. We believe that the industry is consolidating in response to (i) the increased demands of companies for a single supplier of a full range of staffing and human resource services, (ii) increased competition from larger, better capitalized competitors and (iii) owners' desires for liquidity. Although some consolidation activity has already occurred, we believe that consolidation in the U.S. staffing industry will continue and that there will be numerous available acquisition candidates.

      Historically, the demand for temporary staffing employees has been driven by a need to temporarily replace regular employees. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed labor costs to variable and flexible costs. Increasingly, the use of temporary staffing employees has become widely accepted as a valuable tool for managing personnel costs and for meeting specialized or fluctuating employment requirements. Organizations have also begun using temporary staffing to reduce administrative overhead by outsourcing operations that are not part of their core business operations, such as recruiting, training and benefits administration. By utilizing staffing services companies, businesses are able to avoid the management and administrative costs that would be incurred if full time employees were employed. An ancillary benefit, particularly for smaller businesses, is that use of temporary personnel reduces certain employment costs and risks (for example, workers' compensation and medical and unemployment insurance) that a temporary personnel provider can spread over a much larger pool of employees.

      Since 1990, the staffing industry has seen an evolution of services move away from "temp help" or supplemental staffing, to more permanent staffing relationships. The industry has developed specialization among various sectors and can be classified into four categories: integrated staffing service providers, professional services providers, information technology providers and commodity providers.

      Integrated staffing services provide a vendor-on-premise acting as the general contractor managing the workforce and maintaining the payroll. Through this arrangement, providers are able to establish long-term relationships with their customers, reduce cyclicality of employees, and maintain relationships with customers that are less price sensitive.

      The professional services provider supplies employees in the fields of engineering, finance, legal, accounting, and other professions. In general, these services are less cyclical than the light industrial and clerical segments and carry higher margins. Information technology companies offer technical employees to maintain and implement all forms of information systems.

      The commodity segment of the staffing industry is the traditional temporary employer business in which an employee of the service is placed at the customer for a short period. It is characterized by intense competition and low margins. This sector is most exposed to economic cycles and price competition to win market share. Growth in this segment has been constrained over the past three years due to a competitive labor market for low-end workers.

      The staffing industry has been significantly impacted over the past three years by a limited supply of workers. Low unemployment rates nationally and regionally have resulted in companies being unable to access a sufficient supply of workers. The labor shortage at the low end of the labor market could constrain staffing industry growth in the traditional staffing segments of clerical and light industrial.

Services

      SMARTSolutions. SMARTSolutions is a customized staffing program designed to reduce labor and management costs and increase workforce efficiency. The programs typically require an eight-week implementation process beginning with an operational assessment of the client's tasks and processes conducted by the SMARTSolutions implementation team. The team compiles and analyzes the data and then presents its recommendations to the client's senior management. Together they establish an implementation timeline with target dates and responsibility checklists. Once the timeline is approved, a workforce training curriculum or SMARTTraining Program is developed and implemented by a team of associates headed by the On-site Manager. Monthly performance is reported to the client through SMARTReports that track workforce performance, analyze that performance against the pre-determined goals and adjust programs to meet evolving customer needs.

      The typical SMARTSolutions client is a large-scale employer with a workforce of greater than 50 people dedicated to specific work functions that involve repetitive tasks that are measurable through worker output. SMARTSolutions is designed to be most effective in manufacturing, distribution and call center operations.

      Engineering Services. Engineering Services requires highly specialized and technically skilled employees that demand significantly higher hourly rates than traditional temporary staffing services. Engineering Services augments customers' in-house engineering capability by supplying Stratus engineers as contract labor. We will also take the lead role as the project manager on specific engagements and provide a full range of services that include design requirements, scheduling, drawing and specification management, field supervision and quality assurance. On large engagements, we may take responsibility for specific areas of the engagement only, or supply staff to the project manager.

      In addition to staff augmentation, we provide a broad range of project support to Fortune 100 companies, government agencies and educational institutions in electrical engineering, instrumentation and controls, mechanical engineering, piping & pipe support analysis, civil, structural and architectural engineering. We have developed an expertise providing services to utilities and cogeneration facility operators, and are one of a small number of engineering staffing firms in the United States with a "Class A Nuclear Certification" qualifing us to provide staffing services to nuclear power plants. Projects typically last six months to one year and may require the services of several specialized professionals.

      Staffing Services. Staffing Services includes both personnel placement and employer services such as payrolling, outsourcing, on-site management and administrative services. Payrolling, which is also referred to as employee leasing, typically involves the transfer of a customer's employees to our payroll. Outsourcing represents a growing trend among businesses to contract with third parties to provide a particular function or business department for an agreed price over a designated period. On-site services involves locating a Stratus employee at the customer's place of business to manage all of the customer's temporary staffing requirements. Administrative services include skills testing, drug testing and risk management services. Skills testing available to Stratus customers includes cognitive, personality and psychological evaluation and drug tests are confirmed through an independent certified laboratory.

      Staffing Services can also be segmented by assignment types into supplemental staffing, long-term staffing and project staffing. Supplemental staffing provides workers to meet variability in employee cycles, and assignments typically range from days to months. Long-term staffing provides employees for assignments that typically last three to six months but can sometimes last for years. Project staffing provides companies with workers for a time specific project and may include providing management, training and benefits.

Strategy

      We intend to expand operations by internal growth and through acquisition.

      Internal Growth Strategy. Internal growth is expected to be generated from implementation of the following strategies:

      (i) Increasing Penetration of Existing Markets. We continually seek to add new customers and offices in existing geographic markets through increased marketing and, where appropriate, the introduction of complimentary or specialty services. We recently implemented an incentive program for local managers and sales staff that focuses on new business development within existing markets. However, we also focus on creating and developing the long-term client relationships that we believe are essential to growth and the successful implementation of our cross-selling strategy.

      (ii) Entering New Markets. We intend to open new branches in markets not currently served by existing offices. Initially new offices will be established when demand warrants, such as where a number of SMARTSolutions programs have been implemented in a defined geographical area. However, where we believe an area has either economic or strategic importance, an office may be established even though we have no existing presence in the area.

      (iii) Expanding Service Offerings. We offer a wide range of staffing services to our clients, all of which are available on a stand alone basis or as part of a more comprehensive staffing solution. This gives us the flexibility to provide customized service based on the client's individual requirements. As part of this process, we will seek to expand the range of services available to our clients through the development of additional services as client needs warrant.

      (iv) Cross-Selling Services. We actively seek to cross-sell Staffing Services, Engineering Services, and SMARTSolutions to existing customers.

      Acquisition Strategy. The staffing services industry in the United States is highly fragmented, thereby offering significant opportunities for us to complement our internal growth by pursuing strategic acquisitions. The key objectives of our acquisition program are (i) to enter new geographic markets;
(ii) to expand our presence in our current markets; (iii) to expand our presence in existing niche markets, and (iv) to further broaden our range of staffing services.

      We have developed a comprehensive acquisition and integration strategy to develop both existing and new markets. The strategy will be implemented and supported by a team with previous experience in sourcing, negotiating, structuring and integrating acquisitions of diverse sizes and multiple geographic locations. Our focus will be to target companies that have a history of growth and profitability, strong first and second tier management, a reputation for quality services and the infrastructure necessary to be a core business into which other operations may be consolidated.

      Ideal acquisitions will be immediately accretive to earnings, with revenues between $5 million and $25 million and earnings before interest and taxes of 4.5% to 7% of revenues. In addition to traditional staffing services companies, we will focus on acquiring Information Technology services firms with the goal of eventually creating an Information Technology Division once business levels warrant. As consideration for future acquisitions, we intend to use various combinations of stock, cash and debt. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the business to be acquired and the ability of that business to complement the services we offer and to implement additional service offerings. We believe we can achieve significant cost savings and operating efficiencies by combining a number of general and administrative functions at the corporate level.

      As part of the integration process, we provide immediate support to the acquired company through sales and operations training, risk management, compliance support and access to management information systems. In addition, we are currently in the process of developing a revised Policies and Procedures manual through Quality Assurance Teams, that takes advantage of the industry knowledge of many of the people who have joined us over the past year. The goal of these Teams is to review, revise, and implement an effective set of policies and procedures designed to standarize our operations across the country, thereby gaining additional operating efficiencies. We also view this process as the first step towards gaining ISO9000 certification.

      Pursuant to our acquisition strategy, in August 1998, we acquired the assets of J.P. Industrial, LLC, an Oregon Engineering Services firm. We made this acquisition to expand our presence in the engineering services intensive power generation and paper/wood product industries in the Pacific Northwest. In January 1999, we completed the acquisition of the assets of B & R Employment, Inc. ("B & R"), a Wilmington, Delaware based provider of traditional staffing services, giving us an immediate presence in the industrial and banking center of Delaware. Although smaller in size than the target acquisitions, these acquisitions enabled us to enter industrial and geographic markets targeted by our management team as attractive areas for expansion.

Operations

      Operations are classified into SMARTSolutions. Engineering Services and Staffing Services, each reporting to a Division President who reports directly to the Chief Executive Officer.

      We believe acquisitions will contribute significantly to our growth. To maximize the likelihood of successful acquisitions and their integration into the existing operations, we have formed a dedicated acquisitions team consisting of employees and external consultants reporting directly to the Chief Executive Officer.

      The Chief Financial Officer oversees the traditional financial fiduciary functions, manages general administrative duties, human resources, risk management and the legal department. As all administrative functions report to the Chief Financial Officer, the administrative obligations of the Chief Executive Officer and Division Presidents are minimized, enabling them to focus on the generation of revenue. The Chief Marketing Officer is responsible for overseeing national sales training and development, developing large corporate accounts, selling the SMARTSolutions programs and overseeing all of the sales and marketing activities of the branch offices.

      The Staffing Services branches all report to the President of the Staffing Services Division. Typically each individual branch has a Branch Manager responsible for the daily operating activity of the branch, maintaining customer relationships and generating new sales in the region with the support of branch salespeople. The placement and recruiting of personnel in the branch offices is handled by recruiting coordinators and supported by administrative assistants.

      Branch offices are supported through centralized functions at corporate headquarters that include marketing, recruiting, training and retention programs, workers' compensation and other insurance services, accounts payable, purchasing, credit, legal review and other administrative support services. Each branch office is networked to our centralized computer system and utilizes industry-specific software that provides information on customer requirements, available applicants, staffing employees on assignment and other information which facilitates efficient response to customer job orders.

      Although many of the support functions are centralized, local managers have the flexibility and limited authority to price services and respond to specific customer requirements. Regular manager meetings are held with regional managers where goals are set, progress is checked and follow through on corporate initiatives is reviewed.

Sales And Marketing

      General.

      Our marketing professionals have developed a marketing plan which establishes minimum numbers of targeted customer sales visits, customer service visits, and minimum sales volume to be achieved on a weekly basis. Implementation of the plan is monitored by the Chief Marketing Officer who reviews information provided in weekly sales activity reports. Branch sales professionals and Branch Managers are responsible for weekly and monthly sales management reporting and participate in periodic sales and customer retention training programs.

      We have developed individual marketing programs and objectives for each Division.

      SMARTSolutions.

      SMARTSolutions is marketed to companies that have a workforce devoted to repetitive tasks and can benefit from proactive workforce management. As such, it requires a significantly different marketing strategy than traditional staffing services. A dedicated team has been established to market SMARTSolutions nationally. That team, headed by the Chief Marketing Officer, develops quarterly marketing plans complete with quantifiable goals and objectives, that it presents to the Chief Executive Officer. Once the Chief Marketing Officer obtains approval, he and the team immediately implement the plan. We maintain a database of prospective customers that the national marketing team will solicit through direct mailings to senior corporate management, personal sales calls, cross-selling to existing customers and networking through professional organizations.

      Although the marketing team will approach clients directly, it primarily utilizes Branch staff to identify companies within their geographic regions that could benefit from the implementation of a SMARTSolutions program. After a potential client has been identified, the team assumes responsibility for the SMARTSolutions sale process. A significant portion of the leads for SMARTSolutions sales have come from "word of mouth" recommendations from current SMARTSolutions customers.

      Engineering Services.

      Marketing of Engineering Services is focused on addressing the engineering needs typical of specific customers. In marketing to potential customers, the Engineering Services staff identifies the requirements of its customers and promotes service offerings designed to meet those requirements. In addition to personal sales visits, targeted mailings and telephone solicitations, our Engineering Services personnel actively promote our services by cross-selling complementary services to existing customers and participating in industry trade associations. As is the case with SMARTSolutions, we anticipate that with the extensive experience of the Engineering Services Division management team, word of mouth and personal contacts will provide the majority of the sales leads.

      Staffing Services.

      Staffing Services are marketed through our network of offices whose managers, supported by the national marketing staff, make regular personal sales visits to existing accounts and prospects. New customers are obtained through customer referrals, telemarketing and advertising in a variety of local and regional media, including radio, direct mail, the Yellow Pages, newspapers, magazines and trade publications and sponsoring of job fairs and other community events.

      Customers

      At March 31, 1999 our top 5 customers accounted for 47% of our revenue and two customers only accounted for more than 10% each of our revenue.

Personnel

      A key factor contributing to future growth and profitability will be the ability to recruit and retain qualified personnel. To attract personnel, we employ recruiters, called "Staffing Specialists" who regularly visit schools, churches and professional associations and present career development programs to various organizations. In addition, applicants are obtained from referrals by existing staffing employees and from advertising on radio, television, in the Yellow Pages, newspapers and through the Internet. Each applicant for a Staffing Services position is interviewed with emphasis on past work experience, personal characteristics and individual skills. We maintain software-testing and training programs at our offices for applicants and employees who may be trained and tested at no cost to the applicant or customer.

      Engineering Services and consulting personnel are targeted and recruited for specific engagements. We usually advertise for professionals who possess specialized education, training or work experience. Engineering Services recruiting efforts also rely upon industry contacts, personal networks and referrals from existing and former Engineering Services personnel.

      To promote loyalty and improve retention among our employees and to differentiate ourselves from competing staffing firms, we offer a comprehensive benefits package after only ninety days of employment instead of the industry standard of one hundred eighty days. The benefits package includes paid time off, holiday and vacation time, medical coverage, dental, vision, prescription, mental health, life insurance, disability coverage and a 401(k) defined contribution plan. The average length of assignment for employees ranges from six months to five years depending on the client requirements.

      At March 31, 1999, we were providing over 1,000 temporary staffing employees and professionals to more than 200 clients and employed approximately 65 internal staff.

      None of our employees, including our temporary staffing employees and consultants are represented by a collective bargaining agreement. However, in January 1999, we received notice that the workforce of one of our customer facilities had petitioned the National Labor Relations Board to certify a vote for representation by the United Auto Workers. Despite our efforts to conduct an anti-union campaign, the vote was held and the workforce voted in favor of union representation. We are currently appealing the vote and demanding a revote as certain activities occurred shortly before the vote that affected the conditions required for a vote to be certified. We anticipate a decision on the appeal in July 1999 and should the Board rule in our favor, a revote in September 1999. Should the Board rule against us and all of our other potential appeals are exhausted, we will be required to meet with the union and negotiate a collective bargaining agreement.

Infrastructure

      Over the past two years, we have expended significant financial resources and devoted a substantial amount of time developing and implementing systems and infrastructure, introducing reporting lines of responsibility and recruiting management to enable us to manage operations and growth in an efficient manner.

      We have installed a variety of management information systems to enable the different levels of the Management team to monitor economic performance and business operations on a continuous basis.

      Branch offices are supported through centralized functions at corporate headquarters that include marketing, recruiting, training and retention programs, workers' compensation and other insurance services, accounts payable, purchasing, credit, legal review and other administrative support services. Each branch office is networked to our computer system and industry-specific software that provides information on customer requirements, available applicants, staffing employees on assignment and other information which facilitates efficient response to customer job orders.

      By developing an efficient platform from which to operate and expand our operations, we anticipate gaining economies of scale as we grow.

Workers' Compensation and Payroll

      The maintenance of workers' compensation and health insurance plans that cover worksite employees is a significant aspect of our business. We have retained the services of an insurance consultant to assist us in obtaining the most cost-effective workers' compensation program and have created a dedicated workers' compensation team that analyzes the claims and makes recommendations regarding reducing our exposure. In addition, the team provides safety programs to each of the locations. Furthermore, as a value-added service to our clients, we provide safety inspections at client locations to help determine potential risks for employee injury and to assist clients in making their workplace safer.

Facilities

      We own no real property, but lease space for corporate headquarters and all of our branch offices. Our corporate headquarters, which is comprised of 6,300 square feet of office space located in Manalapan, New Jersey, is leased pursuant to an agreement which expires on May 31, 2001. Branch office leases generally have terms of three to five years. All facilities are adequate for our existing needs and we do not expect any difficulty in identifying and leasing additional office space as we expand in existing and new markets.

Competition

      We compete with other companies in the recruitment of qualified personnel, the development of client relationships and the acquisition of other staffing and professional service companies. A large percentage of temporary staffing and consulting companies are local operators with fewer than five offices and have developed strong local customer relationships within local markets. These operators actively compete with us for business and, in most of these markets, no single company has a dominant share of the market. We also compete with larger, full-service and specialized competitors in national, regional and local markets. The principal national competitors include AccuStaff, Inc., Manpower, Inc., Kelly Services, Inc., The Olsten Corporation, Interim Services, Inc., and Norrell Corporation, all of which may have greater marketing, financial and other resources than Stratus. We believe that the primary competitive factors in obtaining and retaining clients are the number and location of offices, an understanding of clients' specific job requirements, the ability to provide temporary personnel in a timely manner, the monitoring of the quality of job performance and the price of services. The primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, responsiveness to work schedules and number of hours of work available. We believe our long-term client relationships and strong emphasis on providing service and value to our clients and temporary staffing employees makes us highly competative. See "Risk Factors - Significant Industry Competition" and "Risk Factors - Competition for Personnel".

      We also compete for acquisition candidates. We believe that further industry consolidation will continue during the next several years. However, there is likely to be significant competition that could lead to higher prices being paid for such businesses. See "Risk Factors - Growth and Acquisition Strategies".

Regulation

      Staffing services firms are generally subject to one or more of the following types of government regulation: (1) regulation of the employer/employee relationship between a firm and its temporary employees; and
(2) registration, licensing, record keeping and reporting requirements. Staffing services firms are the legal employers of their temporary workers. Therefore, these firms are governed by laws regulating the employer/employee relationship, such as tax withholding and reporting, social security or retirement, anti-discrimination and workers' compensation. State mandated workers' compensation and unemployment insurance premiums have increased in recent years and have directly increased our cost of services. In addition, the extent and type of health insurance benefits that employers are required to provide employees have been the subject of intense scrutiny and debate in recent years at both the national and state level. Proposals have been made to mandate that employers provide health insurance benefits to staffing employees, and some states could impose sales tax, or raise sales tax rates on staffing services. Further increases in such premiums or rates, or the introduction of new regulatory provisions, could substantially raise the costs associated with hiring and employing staffing employees.

      Certain states have enacted laws which govern the activities of "Professional Employer Organizations," which generally provide payroll administration, risk management and benefits administration to client companies. These laws vary from state to state and generally impose licensing or registration requirements for Professional Employer Organizations and provide for monitoring of the fiscal responsibility of these organizations. We believe that Stratus is not a Professional Employer Organization and not subject to the laws which govern such organizations; however, the definition of "Professional Employer Organization" varies from state to state and in some states the term is broadly defined. If we are determined to be a Professional Employer Organization, we can give no assurance that we will be able to satisfy licensing requirements or other applicable regulations. In addition, we can give no assurance that the states in which we operate will not adopt licensing or other regulations affecting companies which provide commercial and professional staffing services.

Intellectual Property

      We have filed for Federal Trademark registration of SMARTSolutions, SMARTReport, SMARTTraining, our slogan, name and logo. No assurance can be given that this registration will be obtained or if obtained, will be effective to prevent others from using the mark concurrently or in certain locations. Currently, we are asserting Common Law protection by holding the marks out to the public as the property of Stratus. However, no assurance can be given that this Common Law assertion will be effective to prevent others from using the mark concurrently or in other locations. In the event someone asserts ownership to a mark, we may incur legal costs to enforce any unauthorized use of the marks or defend ourselves against any claims.

      Legal and Administrative Proceedings

      We are always subject to the risk that we may be a party to legal proceedings. The temporary staffing industry is subject, in particular, to potential liability to customers arising in connection with the services performed by our temporary staffing employees and claims of temporary staffing employees relating to the customers' workplace. In addition, over the past few years there has been an increase in the number of lawsuits brought by temporary workers against staffing companies and their clients. Most of these suits seek payments for the difference in benefits received from the staffing company as compared to those which they would have received had they worked directly for the customer. While we believe we are sufficiently insulated from such suits and that we have adequate coverage under our insurance policies, we can give no assurance that the actual liability and costs will not exceed the insurance coverage. Currently, we are a named party to one such suit. We are a defendant in Cargill v. Metropolitan Water District of Southern California where the Plaintiff is seeking general damages. This case was brought against Stratus as successor in interest to Mainstream Engineering, Inc., one of the Royalpar subsidiaries. We are preparing to file a motion if a voluntary dismissal is not an option to have us dismissed from this case as according to the Royalpar Asset Purchase Agreement we are not a successor in interest. In the event that we are unsuccessful with that argument and ultimately end up with liability, we believe our exposure should be limited as Mainstream did minimal business with Metropolitan Water District.

      We are currently a party to the following other litigation:

      Stratus Services Group, Inc. v. J.P. Industrial, LLC, John Pearson, and Manfred Goedecke. We brought this action against the former owners of JP Industrial, LLC, a staffing company we acquired in 1998, after we discovered that they were conducting business in violation of their employment agreements and in the case of Mr. Pearson, in violation of the Asset Purchase Agreement. Mr. Person and Mr. Godeke have asserted a counterclaim for $115,000, which represents the balance of the purchase price of the acquired business. Although we can give no assurance, we believe that recoveries for damages we have suffered as a result of breaches of the acquisition agreement will exceed any liability we may suffer in the counterclaims. This case is scheduled for mediation and/or arbitration in July 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a review of the financial impact of this case.

                                   MANAGEMENT

      Our directors and executive officers as of July 15, 1999 are as follows:

MANAGEMENT AND DIRECTORS

      Name               Age                           Position
---------------------    ---   -------------------------------------------------
Joseph J. Raymond        64    Chairman of the Board and Chief Executive Officer
Michael A. Maltzman      51    Chief Financial Officer and Treasurer
J. Todd Raymond, Esq.    30    General Counsel and Corporate Secretary
Charles Sahyoun          47    President, Engineering Services Division
Mark S. Levine           37    Chief Marketing Officer
A. George Komer          47    President, Staffing Services Division
Michael J. Rutkin        47    Director
H. Robert Kingston       75    Director
Donald W. Feidt          63    Director
Sanford Feld             69    Director

      Joseph J. Raymond has served as Chairman of the Board and Chief Executive Officer of Stratus since its inception in 1997. Prior thereto, he served as Chairman of the Board, President and Chief Executive Officer of Transworld Home Healthcare, Inc. (NASDAQ:TWHH), a provider of healthcare services and products, from 1992 to 1996. From 1987 through 1997, he served as Chairman of the Board and President of Transworld Nurses, Inc., a provider of nursing and paraprofessional services, which was acquired by Transworld Home Healthcare, Inc. in 1992.

      Michael A. Maltzman has served as Treasurer and Chief Financial Officer of Stratus since September 1997 when it acquired the assets of Royalpar Industries, Inc. Mr. Maltzman served as Chief Financial Officer of Royalpar, which filed for protection under United States Bankruptcy Code in 1997 from April 1994 to August 1997. From June 1988 to July 1993, he served as Vice President and Chief Financial Officer of Pomerantz Staffing Services, Inc., a national staffing company. Prior thereto, he was a Partner with Eisner & Lubin, a New York accounting firm. Mr. Maltzman is a Certified Public Accountant.

      J. Todd Raymond has served as General Counsel and Secretary of the Company since September 1997. From December 1994 to January 1996, Mr. Raymond was an associate and managing attorney for Pascarella & Oxley, a New Jersey general practice law firm. Prior thereto, Mr. Raymond acted as in-house counsel for Raymond & Perri, an accounting firm. From September 1993 to September 1994, Mr. Raymond was an American Trade Policy Consultant for Sekhar-Tunku Imran Holdings Sdn Berhad, a Malaysian multi-national firm.

      Charles Sahyoun has served as President of Stratus' Engineering Services Division since December 1997. From September 1988 to December 1997, he was employed in various capacities with Day & Zimmerman Utilities Services Group, Inc., an engineering and design services company, including Vice President of Business Development.

      Mark Levine has served as the Chief Marketing Officer of Stratus since April 1998. From April 1996 to April 1998, he served as Regional Vice President of Corestaff, Inc., a staffing services company. Prior thereto, he served as Regional Manager for Norrell Services, Inc., an international staffing firm from 1993 to 1996. From 1983 to 1993, Mr. Levine was Assistant Vice President of United States Sales for Dunn & Bradstreet.

      A. George Komer has served as President of Stratus' Staffing Services Division since May 1998. Prior thereto, Mr. Komer was a Regional Vice President for Corestaff, Inc. from October 1996 to April 1998. From 1993 to 1996, Mr. Komer served as the MIS Director of Norrell Corporation, an international staffing firm. Prior thereto, he served as Vice President and Chief Operating Officer of Duck Head Apparel Company. From 1982 to 1986, he served as a Management Consultant with Touche Ross & Co. Mr. Komer served as Director of Internal Consulting for Rolands, Inc. an Atlanta based conglomerate, from February 1987 to February 1993. From March 1981 to September 1984, he was employed as an industrial engineer with Eli Lilly & Company.

      Michael J. Rutkin has served as a Director of Stratus since November 1997 and was Chief Operating Officer and President from March 1997 to October 1998. From 1996 to 1998, Mr. Rutkin served as Vice President of Transworld Management Services, Inc. From February 1993 to October 1996, he served as Chief Operating Officer of HealthCare Imaging Services, Inc. Prior thereto, Mr. Rutkin was the Executive Vice President of Advanced Diagnostic Imaging from February 1987 to February 1993. From March 1981 to September 1984, he served as Director of New Business Development for the United States Pharmaceutical Division of CIBA-Geigy.

      Harry Robert Kingston has served as a Director of Stratus since November 1997. From 1977 to 1989, he served as the President and Chief Executive Officer of MainStream Engineering Company, Inc., an engineering staffing firm located in California. From 1965 to 1968, he served as President and Partner of VIP Engineering Company, a subsidiary of CDI Corporation, a staffing and engineering services business. Prior thereto, Mr. Kingston served as Vice President for CDI Corporation.

      Donald W. Feidt has served as a Director of Stratus since November 1997. From 1987 to December 1998, Mr. Feidt was a Managing Partner of Resource Management Associates, an information technology consulting company. Since December 1998, Mr. Feidt has served as a Vice President to the Chief Executive Officer of Skila Inc., a global web-based business intelligence platform company providing services to the medical industry. From 1970 to 1971 he served as Executive Vice President and Chief Operating Officer of AW Brands, a food and beverage company.

      Sanford I. Feld has served as a Director of the Company since November 1997. Mr. Feld is an associate of Leafland Associates, Inc., an advisor to Feld Investment and Realty Management, a real estate development and management company. From 1973 to 1979, he served as Director of the Chelsea National Bank of New York City.

Board Committees

      The Board of Directors established a Compensation Committee and an Audit Committee to assist it in the discharge of its duties. The Compensation Committee's principal function is to establish the compensation for the executive officers of the Company and to establish and administer the Company's compensation programs. H. Robert Kingston, Donald W. Feidt and Sanford Feld currently serve on the Compensation Committee. The Audit Committee's principal functions include making recommendations to the Board regarding the annual selection of independent public accountants, reviewing the proposed scope of each annual audit and reviewing the recommendations of the independent public accountants as a result of their audits of our financial statements. H. Robert Kingston, Donald W. Feidt and Sanford Feld currently serve as members of the Audit Committee. The Board of Directors may from time to time establish other committees to facilitate the management of Stratus.

Executive Compensation

      The following table provides certain summary information regarding compensation paid by us during the period from our inception in March 1997 through September 30, 1997 and during the fiscal year ended September 30, 1998 to our Chief Executive Officer and to each of our other four most highly paid executive officers (together with the Chief Executive Officer, the "Named Executive Officers").

                                                                    Long Term
                                                                  Compensation
                                                                     Awards
                                                                  ------------
                                  Annual Compensation
                          -------------------------------------
                                                                    Number of
                                                                      Shares
                                                                    Underlying
Name and Principal                                                    Stock
Position                  Fiscal Year    Salary(s)     Bonus($)    Options(#)(1)
--------                  -----------    ---------     --------    -------------
Joseph J. Raymond             1998        $45,308       $10,000           ---
Chairman                      1997            ---           ---       166,667

Michael A. Maltzman           1998        133,704         7,500           ---
Treasurer and Chief           1997         14,131           ---        83,333
 Financial Officer

Charles Sahyoun               1998        107,284        35,000        83,333
President, Engineering        1997            ---           ---           ---
  Services Division

Mark Levine                   1998         66,635        50,000        83,333
Chief Marketing Officer       1997            ---           ---           ---

A. George Komer               1998         63,462        50,000        83,333
President, Staffing Services  1997            ---           ---           ---
  Division

Employment Agreements

      In September 1997, we entered into an employment agreement with Joseph J. Raymond, our Chairman and Chief Executive Officer, which has an initial term that expires in September 2000. Pursuant to the agreement, Mr. Raymond is entitled to a minimum annual base salary of $275,000 which is reviewed periodically and subject to such increases as the Board of Directors, in its sole discretion, may determine. Mr. Raymond has waived the payment of salary until such time as Mr. Raymond believes we have sufficient funds such that his drawing of salary will not be detrimental to us. During the term of the Agreement, Mr. Raymond is eligible for all benefits made available to senior executive employees, and is entitled to the use of an automobile. Mr. Raymond is entitled to severance compensation equal to 2.9 times his base salary then in effect, plus any accrued and unpaid bonuses and unreimbursed expenses, in the event that Stratus terminates his employment without "Good Cause". As defined in the Agreement "Good Cause" shall exist only if Mr. Raymond (i) willfully or repeatedly fails in any material respect to perform his obligations under the Agreement subject to certain opportunities to cure such failure, (ii) is convicted of a crime which constitutes a felony or misdemeanor or has entered a plea of guilty or no contest with respect to a felony or misdemeanor during his term of employment, (iii) has committed any act which constitutes fraud or gross negligence, (iv) is determined by the Board of Directors to be dependent upon alcohol or drugs or (v) breaches confidentiality or non-competition provisions of the employment agreement.

       Mr. Raymond is also entitled to severance compensation in the event that he terminates the Agreement for "Good Reason" which includes (i) the assignment to him of any duties inconsistent in any material respect with his position or any action which results in a significant diminution in his position, authority, duties or responsibilities, (ii) a reduction in his base salary unless his base salary is, at the time of the reduction, in excess of $200,000 and the percentage reduction does not exceed the percentage reduction of gross sales of Stratus over the prior twelve month period, (iii) Stratus requires Mr. Raymond to be based at any location other than within 50 miles of Stratus' current executive office location and (iv) a Change in Control of Stratus, which includes the acquisition by any person or persons acting as a group of beneficial ownership of more than 20% of the outstanding voting stock of Stratus, mergers or consolidations of Stratus which result in the holders of Stratus' voting stock immediately before the transaction holding less than 80% of the voting stock of the surviving or resulting corporation, the sale of all or substantially all of the assets of Stratus, and certain changes in the Stratus Board of Directors. In the event that the aggregate amount of compensation payable to Mr. Raymond would constitute an "excess parachute payment" under the Internal Revenue Code, then the amount payable to Mr. Raymond will be reduced so as not to constitute an "excess parachute payment." All severance payments are payable within 60 days after the termination of employment.

      Mr. Raymond has agreed that during the term of the Agreement and for a period of one year following the termination of his employment, he will not engage in or have any financial interest in any business enterprise in competition with Stratus that operates anywhere within a radius of 25 miles of any offices we maintain as of the date of the termination of employment.

      We have entered into employment agreements with each of the other officers named in the Executive Compensation table set forth above. These agreements provide for an annual base salary as follows: Mr. Sahyoun - $165,000; Mr. Levine
- $165,000; Mr. Komer - $165,000; and Mr. Maltzman - $146,000. As part of their employment agreements, Mr. Levine and Mr. Komer were each granted signing bonuses of $50,000. The agreement with Mr. Sahyoun entitles him to a profit sharing award equal to 10% of the Engineering Services Division's pre-tax income, but not in excess of his base salary. Mr. Levine and Mr. Komer are entitled to profit sharing awards based upon a percentage of the gross margin of the accounts under their responsibility. Mr. Maltzman is entitled to profit sharing awards based upon our overall profitability. In the event that any of the agreements are terminated by Stratus without cause or by the executive with good reason, the executive will be entitled to a severance payment equal to the greater of one month's salary for each year worked or three months salary. In addition, Stratus will pay the executive any earned but unused vacation time and any accrued but unpaid profit sharing. We also maintain insurance and benefits for the executive during the severance period.

Compensation of Directors

      Except for the reimbursement of out-of-pocket expenses, our directors are not currently compensated for serving on the Stratus Board of Directors or any committee of the Board. It is anticipated that non-management Directors will be paid a fee of $500 per Board and Committee meeting attended when we become profitable.

Option Grants in the Last Fiscal Year

      Shown below is further information with respect to grants of stock options in the fiscal year ended September 30, 1998 to the Named Executive Officers which are reflected in the Summary Compensation Table under the caption "Executive Compensation."

                                        Percent of
                        Number of     Total Options
                       Securities       Granted to
                       Underlying      Employees in     Exercise    Expiration
        Name         Options Granted   Fiscal Year       Price         Date
        ----         ---------------   -----------       -----         ----
George Komer            83,333             24.5%          $3.00       5/7/02
Mark Levine             83,333             24.5%          $3.00      4/17/02
Charles Sahyoun         83,333             24.5%          $3.00      12/1/01

Aggregate Option Exercises in Twelve Months Ended September 30, 1998 and Year End Option Values

      The following table provides certain information with respect to options to purchase Common Stock held by the Named Executive Officers at September 30, 1998.

                             Number of Underlying
                                 Unexercised             Value of Unexercised
                           Options at September 30,    In-the-Money Options at
                                   1998 (#)           September 30, 1998 ($) (1)
                          --------------------------  --------------------------
          Name            Exercisable  Unexercisable  Exercisable  Unexercisable
------------------------- --------------------------  --------------------------
Joseph J. Raymond            33,333        133,334      $74,999      $166,667
George Komer                    ---         83,333          ---        62,500
Mark Levine                     ---         83,333          ---        62,500
Charles Sahyoun              20,833         62,500       15,625        46,875
Michael A. Maltzman          20,833         62,500       15,625        46,875

----------

(1) Based on the fair market value of the Common Stock as of September 30, 1998 ($3.75 per share), as determined by the Board of Directors, minus the exercise price, multiplied by the number of shares underlying the option, after adjustment for the 3 for 2 reverse split.

      No options were exercised by the Named Executive Officers during the fiscal year ended September 30, 1998.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In August 1997, we purchased certain assets of Royalpar Industries, Inc., a corporation that was the subject of a proceeding under Chapter 11 of the United States Bankruptcy Code. The assets acquired included customer lists, furniture, office and computer equipment and workers compensation insurance agreements, all acquired for $150,000 and the issuance of 400,000 shares of our Common Stock. In addition, we assumed certain liabilities including leases of operating offices and vacation pay.

      At the time of the acquisition of the Royalpar assets, Jeffrey J. Raymond, the son of Joseph J. Raymond, our Chairman and Chief Executive Officer was the President of Royalpar. Following the acquisition of Royalpar, we engaged Jeffrey
J. Raymond as a consultant to Stratus pursuant to an agreement which had an initial term of six months, subject to automatic six month extensions unless terminated by either party under the terms of the agreement. The agreement originally provided for payments of $9,583.33 per month to Jeffrey J. Raymond and required him to supervise the collection of certain accounts receivable, to use his efforts to maintain relationships with certain clients and to assist in due diligence investigations of acquisitions of other companies. Beginning in January 1999, the consulting fee payable to Jeffrey J. Raymond was reduced to $2,200 per week.

      During fiscal 1998, we paid consulting fees of $17,000 to RVR Consulting, Inc. a corporation of which Joseph J. Raymond, Jr., (the son of Joseph J. Raymond, our Chairman and Chief Executive Officer), is an officer and 50% shareholder. In addition, as of March 31, 1999, Complete Wellness Centers, Inc. owes us $780,000 for services rendered in 1998 and 1999, all of which is past due. Joseph J. Raymond, Jr. became the Chief Executive Officer of Complete Wellness, Inc. in March 1999. Substantially all of the indebtedness owed to us by Complete Wellness, Inc. was incurred prior to Joseph J. Raymond Jr. becoming an officer of Complete Wellness, Inc.

      In November and December 1998, we borrowed $50,000 from Sanford I. Feld, a Director of Stratus. This loan is represented by a promissory note which bears interest at the rate of 1.5% per month and was originally due in July 1999. Mr. Feld has verbally agreed to an extension of the due date of the note until we complete this offering. In consideration for making the loan, we issued Mr. Feld warrants to acquire 6,666 shares of our Common Stock at an exercise price of $7.50 per share. The warrants have a five year term.

      In addition, in October 1998, we borrowed $250,000 from J. Todd Raymond, General Counsel and Secretary, as the trustee of the Irene Lynch Estate. This loan is represented by a promissory note bearing interest at the rate of 2% per month and was due on April 14, 1999. The note has been verbally extended until the completion of this offering. In consideration for making the loan, we issued 26,666 shares of our Common Stock.

      Payroll services have also been provided to Sarahe, Inc., a privately held company of which Joseph J. Raymond, our Chairman and Chief Executive Officer, is an Officer and 50% stockholder. Invoices were issued to Sarahe for $1,277,000 during the year ended September 30, 1998 and $304,000 during the six months ended March 31, 1999. At March 31, 1999 there remained an outstanding balance of $27,000.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth information concerning the beneficial ownership of our Common Stock, as at March 31, 1999 (i) by persons who are known by us to own beneficially more than 5% of our shares, (ii) by each of the persons named in the table under the caption "Executive Compensation" and (iii) by all of our directors and executive officers as a group. The calculations in the table are based on an aggregate of 5,299,400 shares calculated as outstanding as of June 30, 1999 after adjusting for the 3-for-2 reverse stock split. Unless otherwise noted all addresses of the beneficial owners are 500 Craig Road, Manalapan, New Jersey. The percentage listed under the "After Offering" column is based on an assumed offering of an aggregate of 1,500,000 shares. The symbol "*" indicates that the amount shown is less than 1% of the outstanding shares.

                                                Percentage of   Percentage of
    Name and Address of                         Class Before     Class After
      Beneficial Owner(a)    Number of Shares     Offering         Offering
--------------------------------------------------------------------------------
Joseph J. Raymond(b)              977,788           25.00%           18.07%

Joan Raymond(c)                   638,665           16.81            12.05

Michael J. Rutkin                 334,000            8.79             6.30

Charles A. Sahyoun(d)             270,611            7.08             5.08

Michael A. Maltzman(e)             88,333            2.30             1.65

Mark Levine(f)                     20,833             .55              .39

A. George Komer(g)                 20,833             .55              .39

All Directors and
Officers as a Group             1,742,398           43.71            31.76
(b),(d),(e),(f),(g),(h)

(a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock options or warrants that are currently exercisable or exercisable within 60 days of July 20, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(b) Includes options to purchase 111,111 shares of Common Stock that are currently exercisable or may become exercisable within 60 days of July 20, 1999. Excludes 55,555 shares subject to options that are not vested or exercisable within 60 days of July 20, 1999.

(c) Includes 250,000 shares held by the children of Joan Raymond residing in her household.

(d) Includes options to purchase 20,833 shares of Common Stock that are currently exercisable. Excludes 62,500 shares subject to options that are not vested or exercisable within 60 days of July 20, 1999.

(e) Includes options to purchase 41,666 shares of Common Stock that are currently exercisable or may become exercisable within 60 days of July 20, 1999. Excludes 41,666 shares subject to options that are not vested or exercisable within 60 days of July 20, 1999.

(f) & (g) Includes options to purchase 20,833 shares of Common Stock that are currently exercisable. Excludes 62,500 shares subject to options that are not vested or exercisable within 60 days of July 20, 1999.

(h) Includes 16,667 shares and 13,333 options to purchase Common Stock that are currently exercisable or may become exercisable within 60 days of July 20, 1999, that are beneficially owned by J. Todd Raymond our General Counsel and Corporate Secretary.

                          DESCRIPTION OF SECURITIES

General

      Our authorized capital stock consists of 25 million shares of Common Stock, par value $0.01 per share and 5 million shares of Preferred Stock, par value $0.01 per share. As of the date of this Prospectus, there were 3,799,400 shares of Common Stock and no shares of Preferred Stock outstanding. The following description of the material features of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, a copy of each of which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

Common Stock

      Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the shareholders. Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors and holders of the remaining shares could not elect any directors. The shares are not subject to redemption and there are no preemptive rights. All outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to receive dividends out of funds legally available for distribution when, as and if declared by the Board of Directors. The payment of cash dividends on the Common Stock is unlikely for the foreseeable future. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share pro rata in any distribution to the holders of Common Stock.

      As of July 15, 1999, there were 185 record holders of the Company's Common Stock.

Preferred Stock

      Our Certificate of Incorporation authorizes the Board of Directors to issue shares of Preferred Stock in one or more series with such dividend, liquidation, conversion, redemption and other rights as the Board establishes at the time. Shareholder approval is not required to issue Preferred Stock. To the extent that we issue any shares of Preferred Stock, the ownership interest and voting power of existing shareholders could be diluted.

      The Preferred Stock could be issued in one or more series with such voting, conversion and other rights as would discourage possible acquirers from making a tender offer or other attempt to gain control of Stratus, even if such transaction were generally favorable to our stockholders. In the event of a proposed merger, tender offer or other attempt to gain control of Stratus which the Board does not approve, it might be possible for the Board to authorize the issuance of a series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. The Board could authorize holders of the Preferred Stock to vote, either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets or other extraordinary corporate transaction. Preferred Stock may be used to discourage possible acquirors from making a tender offer or other attempt to gain control of the Company with a view to imposing a merger or sale of all or any part of the Company's assets, even though a majority of shareholders may deem such acquisition attempts to be desirable. See

"Risk Factors - Anti-Takeover Provisions Affecting Us Could Prevent Or Delay A Change Of Control And This Could Affect Our Stock Price".

      Preferred Stock may also be used as consideration for any acquisitions that we undertake, either alone or in combination with shares, notes or other assets including cash or other liquid securities.

Underwriter Warrants

      In connection with the completion of this offering, for nominal consideration, we will grant to the Underwriters, Underwriters' Warrants to purchase 150,000 shares of Common Stock at an initial exercise price of 110% of the initial public offering price of the shares sold in this offering. The Underwriters' Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The shares of Common Stock issuable upon exercise of the Underwriters' Warrants are identical to the shares being sold in this offering. The Underwriters' Warrants also grant the holders thereof certain rights of registration of the shares of Common Stock issuable upon exercise of such Warrants. The Company is registering the Underwriters' Warrants, as well as the underlying Common Stock, pursuant to the Registration Statement of which this Prospectus forms a part.

Statutory Business Combination Provision

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

      A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. We have not adopted such an amendment to our Certificate of Incorporation or Bylaws.

Limitation on Liabilities and Indemnification Matters

      Pursuant to our Certificate of Incorporation and Bylaws and as permitted by Delaware law, directors are not liable to Stratus or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has received an improper personal benefit.

      The Certificate of Incorporation and Bylaws also provide that directors and officers shall be indemnified to the fullest extent authorized by Delaware law against all expenses and liabilities actually and reasonably incurred in undertaking their duties. Nonofficer employees and agents may be similarly indemnified at the Board of Directors discretion and further permits the advancing of expenses incurred in defense of claims.

      The indemnification provisions do not permit indemnification for liabilities arising under the Securities Act, as such indemnification may be against public policy and is therefore unenforceable.

Certain provisions of the Certificate of Incorporation and Bylaws

      Our Bylaws provide that a special meeting of stockholders can only be called by the Chief Executive Officer or by a majority of the Board of Directors. The Bylaws provide that only matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting. Our Bylaws may be amended or repealed or new Bylaws may be adopted by the Board of Directors. Stockholders may vote to amend or repeal such Bylaws as adopted or amended by the Board of Directors; however, such a right requires approval from at least two thirds of the stockholders voting.

      The Certificate of Incorporation and Bylaws also provide that any action required or permitted to be taken by the stockholders of the company at an annual or special general meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

Anti Takeover Effects of the Charter Documents and Delaware Law.

      Our Certificate and Bylaws include certain provisions that may have anti takeover effects. These provisions may delay, defer or prevent a tender offer or takeover attempt that shareholders may consider to be in their best interests including attempts that might result in a premium over the market price for the shares held by the shareholders. These provisions may also make it more difficult to remove incumbent management.

      These provisions, include (i) authorizing our Board of Directors to issue preferred stock; (ii) limiting the persons who may call special meetings of stockholders; (iii) prohibiting stockholder action by written consent; (iv) establishing advance notice requirements for nominations for election of our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings and (v) prohibiting cumulative voting the election of directors. See " Risk Factors - Anti-Takeover Provisions Affecting Us Could Prevent Or Delay A Change Of Control And This Could Affect Our Stock Price."

Listing

      We expect to apply for quotation of the Common Stock on the Nasdaq Smallcap Market under the trading symbol SMSL.

Transfer Agent and Registrar

      The Company's transfer agent is _______________________________________.


                       SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the stock will develop or be sustained after this offering. Future sales of Common Stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our future ability to raise capital through the sale of equity securities.

      Upon closing of the offering, there will be 5,299,400 shares of Common Stock outstanding, assuming no exercise of warrants and options outstanding. Of these shares, the 1,500,000 shares of Common Stock sold pursuant to this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Stratus as that term is defined in Rule 144 under the Securities Act.

      Holders of 2,771,867 shares of Common Stock, including our directors and officers, have agreed not to sell, offer to sell or otherwise dispose of any of their shares for a period of 24 months from the date of this Prospectus without the prior written consent of the Underwriter. Holders of an additional 1,027,533 shares of Common Stock have agreed not to sell, offer or to otherwise dispose of any of their shares for a period of 12 months from the date of this Prospectus without the written consent of the Underwriter. After the expiration of these restrictions, the holders of the shares which are the subject of the restrictions may sell the shares under Rule 144.

      In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of:

      o One percent of the number of common shares then outstanding (approximately 52,994 shares immediately after this offering); or

      o The average weekly trading volume of the common shares during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are generally subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      No predictions can be made on the effect, if any, that sales of shares or the availability of shares for sale will have on the market price preceding from time to time. Moreover, we cannot predict the number of shares of Common Stock which may be sold in the future pursuant to Rule 144 since such sales will depend on the market price of the Common Stock, the individual circumstances of the holders thereof and other factors. Nevertheless, any sales of substantial amounts of Common Stock could have a significant adverse effect on the market price of our Common Stock. See "Risk Factors - You will experience immediate and substantial dilution."

                                 UNDERWRITING

      Hornblower & Weeks Inc. has agreed, subject to the terms and conditions of the Underwriting Agreement between Stratus and Hornblower & Weeks, Inc., to purchase from Stratus 1,500,000 shares of Common Stock.

      The Underwriter is committed to purchase and pay for all of the shares offered hereby if any are purchased. The Common Stock is being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions, such as no adverse changes in Stratus and market conditions.

      The Underwriter has advised Stratus that they propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the NASD concessions, not in excess of $0.__ per share, of which not in excess of $0.__ per share may be reallowed to other dealers who are members of the NASD. After the initial public distribution of the shares is completed, the public offering price, concession and reallowance may be changed by the Underwriter.

      We have granted the Underwriter an over-allotment option, exercisable during the 30-day period commencing with the date of the Underwriting Agreement, to purchase from Stratus at the initial offering price less underwriting discounts, up to an aggregate of 225,000 additional shares of Common Stock from Stratus for the sole purpose of covering over-allotments, if any. Stratus will be obligated, pursuant to this over-allotment option, to sell such additional shares to the Underwriter.

      We have agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the gross proceeds of the Offering, of which $40,000 has been paid as of the date of this Prospectus. Stratus has also agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including expenses of counsel retained for such purpose by the Underwriter.

      In connection with the offering, we have agreed to sell to the Underwriter, for $100.00, the Underwriter's Warrants to acquire 150,000 shares of our Common Stock. The Underwriter's Warrants initially are exercisable at a price of 110% of the per share initial public offering price of the shares offered hereby, for a period of four years commencing one year from the date of this Prospectus. The shares of Common Stock issuable upon exercise of the Underwriter's Warrants are identical to the shares being sold in this Offering. The Underwriter's Warrants also grant the holders thereof certain rights of registration of the shares of Common Stock issuable upon exercise of such Warrants. Stratus is registering the Underwriter's Warrants, as well as the underlying Common Stock, pursuant to the Registration Statement of which this Prospectus forms a part. The Underwriter's Warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of one year following the Offering, except to NASD members participating in the Offering and the bona fide officers or partners thereof.

      The Underwriter has the right to designate one member of the Board of Directors for a period of 5 years commencing with the closing of this Offering.

      Stratus has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

      The Underwriter has informed us that it will not sell any shares of the Common Stock to any accounts over which they exercise discretionary authority.

      We have agreed with the Underwriter that for a period of 12 months from the date of this Prospectus, we will not issue any securities or grant options or warrants to purchase any securities of Stratus without the consent of the Underwriter except (i) options to acquire up to 150,000 shares of Common Stock which may be issued to officers, directors, employees and consultants, (ii) in connection with certain mergers and acquisitions, (iii) in a public offering at a price less than 90% of the average closing bid prices of the Common Stock as reported on the Nasdaq Stock Market for the 21 consecutive trading day period immediately preceding the date of sale and (iv) in a private sale at not less than 70% of the average closing bid prices of the Common Stock as reported on the Nasdaq Stock Market for the 21 consecutive trading day period immediately preceding the date of sale.

      The Underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be affected on Nasdaq or otherwise and, if commenced, may be discontinued at any time and will, in any event, be discontinued thirty (30) days after settlement of this offering.

      The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Company and the Commission. See "Additional Information."

      Prior to this offering there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock offered will be determined by negotiation between Stratus and the Underwriter. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operation, our historical financial results, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general conditions of the securities market at the time of the offering.

                                LEGAL MATTERS

      The legality of the shares offered by this Prospectus will be passed upon for us by Giordano, Halleran & Ciesla, a Professional Corporation, Middletown, New Jersey. Certain legal matters will be passed on for the Underwriters by Lehman & Eilen LLP, Uniondale, New York.

                                   EXPERTS

      The financial statements included in this Prospectus and elsewhere in the registration statement have been audited by Amper, Politziner & Mattia, PA independent auditors, as indicated in their reports with respect thereto, and are included in reliance upon the authority of the firm as experts in giving such reports. Reference is made to such reports which include explanatory paragraphs that state substantial doubts about our ability to continue as a going concern.

                            ADDITIONAL INFORMATION

      We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the offered Common Stock. We have not included in this Prospectus additional information contained in the Registration Statement and you should refer to the Registration Statement and its exhibits for further information. The Registration Statement and exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices at the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. Copies of all or any portion of the Registration Statement may be obtained from the public reference section of the SEC upon payment of the prescribed fees.

                          STRATUS SERVICES GROUP, INC.

                  For the Period August 11, 1997 (Inception) to
                      September 30, 1997 and the Year Ended
                               September 30, 1998

                                                                       Page
                                                                       ----

Independent Auditors' Report                                           F-2

Balance Sheets                                                         F-3

Statements of Operations                                               F-4

Statement of Stockholders' Deficiency                                  F-5

Statements of Cash Flows                                               F-6

Notes to Financial Statements                                          F-7 - 18

                            ROYALPAR INDUSTRIES, INC.
                                AND SUBSIDIARIES

                      For the Year Ended March 31, 1997 and
                 For the Period April 1, 1997 to August 11, 1997

                                                                       Page
                                                                       ----

Independent Auditors' Report                                           F-19

Consolidated Statements of Operations                                  F-20

Notes to Consolidated Statements of Operations                         F-21 - 23

                          Independent Auditors' Report

To the Stockholders of
Stratus Services Group, Inc.

We have audited the accompanying balance sheets of Stratus Services Group, Inc. as of September 30, 1998 and 1997, and the related statements of operations, stockholders' deficiency, and cash flows for the year ended September 30, 1998 and the period August 11, 1997 (Inception) to September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stratus Services Group, Inc. as of September 30, 1998 and 1997 and the results of its operations and its cash flows for the year ended September 30, 1998 and the period August 11, 1997 (Inception) to September 30, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                 AMPER, POLITZINER & MATTIA P.A.

July 16, 1999
Edison, New Jersey

                          STRATUS SERVICES GROUP, INC.
                                 Balance Sheets

                                     Assets

                                                                   September 30, September 30,   March 31,
                                                                       1997          1998          1999
                                                                       ----          ----          ----
                                                                                                (Unaudited)
Current assets
   Cash and cash equivalents                                      $    92,872    $   249,987    $   404,047
   Due from factor                                                    435,061             --             --
   Accounts receivable - less allowance for
    doubtful accounts of $-0- $37,000 and $182,000                      2,052         65,536        298,931
   Unbilled receivables                                               147,320        282,485        274,713
   Unbilled receivables - related parties                              11,880         22,445             --
   Prepaid insurance                                                  561,208        222,291        747,931
   Prepaid expenses and other current assets                           13,592          5,130          8,996
                                                                  -----------    -----------    -----------
                                                                    1,263,985        847,874      1,734,618
Property and equipment, net of
 accumulated depreciation                                              39,429         95,562        272,636

Goodwill                                                               67,650             --      2,375,010
Other assets                                                            6,856        151,213        153,562
                                                                  -----------    -----------    -----------
                                                                  $ 1,377,920    $ 1,094,649    $ 4,535,826
                                                                  ===========    ===========    ===========

                    Liabilities and Stockholders' Deficiency

Current liabilities
   Loans payable                                                  $        --    $        --    $   766,350
   Loans payable - related parties                                    158,500        406,350        440,000
   Notes payable - acquisition (current portion)                           --             --      1,610,000
   Insurance obligation payable                                       365,175        211,708        685,000
   Due to factor                                                           --          2,602      1,107,126
   Accounts payable and accrued expenses                              228,223        927,743      1,362,425
   Accrued payroll and taxes                                          476,924        869,823        856,148
   Payroll taxes payable                                              238,783        143,312        221,728
   Litigation fees payable                                                 --        271,361        195,369
                                                                  -----------    -----------    -----------
                                                                    1,467,605      2,832,899      7,244,146

Notes payable - acquisition (net of current portion)                       --             --        240,384

                                                                  -----------    -----------    -----------
                                                                    1,467,605      2,832,899      7,484,530

Temporary equity - put options                                             --             --        520,000

Commitments and contingencies

Stockholders' deficiency
   Common stock, $.01 par value, 10,000,000 shares
    authorized, 5,057,000, 5,579,600 and 5,631,600
    shares issued and outstanding                                      50,570         55,796         56,316
   Additional paid in capital                                         269,139      1,256,643      1,256,123
   Accumulated other comprehensive loss
    Deferred compensation                                                  --       (161,500)      (138,100)
   Accumulated deficit                                               (409,394)    (2,889,189)    (4,643,043)
                                                                  -----------    -----------    -----------
                                                                      (89,685)    (1,738,250)    (3,468,704)
                                                                  -----------    -----------    -----------
                                                                  $ 1,377,920    $ 1,094,649    $ 4,535,826
                                                                  ===========    ===========    ===========

                 See accompanying notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                            Statements of Operations
For the Year Ended September 30, 1998 and the Period August 11, 1997 (Inception)
               to September 30, 1997 and for the Six Months Ended
                      March 31, 1999 and 1998 (Unaudited)


                                       August 11, 1997                          For the Period
                                       (inception) to  For the Year Ended     For the Six Months
                                        September 30,     September 30,         Ended March 31,
                                             1997            1998             1998           1999
                                             ----            ----             ----           ----
                                                                            (Unaudited)   (Unaudited)
Revenues (including $120,000
 $3,598,000, $1,232,000 and
 $1,239,000 from related parties)        $  2,442,191    $ 24,919,639    $ 10,474,459    $ 12,920,225

Cost of revenue (including
 $97,000, $3,228,000, $1,165,000
 and $1,148,000 from related parties)       2,005,847      20,329,718       8,642,170      10,307,710
                                         ------------    ------------    ------------    ------------

Gross profit                                  436,344       4,589,921       1,832,289       2,612,515
                                         ------------    ------------    ------------    ------------

Operating expenses
   Selling, general and administrative
    expenses                                  741,416       4,785,887       1,957,066       3,054,992
   Provision for recourse obligation           50,000         670,445           8,851         595,000
                                         ------------    ------------    ------------    ------------
                                              791,416       5,456,332       1,965,917       3,649,992
                                         ------------    ------------    ------------    ------------

Loss from operations                         (355,072)       (866,411)       (133,628)     (1,037,477)
                                         ------------    ------------    ------------    ------------

Other income (expenses)
   Finance charges                            (39,078)       (524,649)       (173,630)       (369,307)
   Interest expense                           (15,244)        (48,170)        (28,888)       (121,289)
   Other income                                    --          33,729          11,506          11,383
   Other (expenses)                                --      (1,074,294)             --        (237,164)
                                         ------------    ------------    ------------    ------------
                                              (54,322)     (1,613,384)       (191,012)       (716,377)
                                         ------------    ------------    ------------    ------------

Net loss                                 $   (409,394)   $ (2,479,795)   $   (324,640)   $ (1,753,854)
                                         ============    ============    ============    ============

                 See accompanying notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                      Statement of Stockholders' Deficiency
                      For the Year Ended September 30, 1998 and the Period August 11, 1997 (inception) to September 30, 1997 and For the Six Months Ended March 31, 1999 (Unaudited)

                                                                          Accumulated
                                                                             Other                       Additional
                                                           Comprehensive  Comprehensive    Accumulated     Paid-In
                                                  Total         Loss          Loss           Deficit       Capital
                                                  -----         ----          ----           -------       -------
Original issuance for cash                   $        10    $        --    $        --    $        --    $        --

Issuance of common stock
  in connection Royalpar
  acquisition - August 11, 1997                   20,000             --             --             --         16,000

Issuance of common stock to
 related parties (compensation
 expense of $186,450)                            186,450             --             --             --        149,160

Other issuance of common stock
 (compensation expense of $21,675)                21,675             --             --             --         17,340

Proceeds from sale of private
 placement of common stock (net of
 costs of $43,351) for cash                       91,574             --             --             --         86,639

Net loss                                        (409,394)            --             --       (409,394)            --
                                             -----------                   -----------    -----------     ----------

Balance September 30, 1997                       (89,685)            --             --       (409,394)       269,139

Net loss                                      (2,479,795)    (2,479,795)            --     (2,479,795)            --

Other comprehensive income
  Deferred compensation in
  connection with stock options
  granted (no tax effect)                         26,000       (161,500)      (161,500)            --        187,500
                                                            -----------
Comprehensive loss                                          $(2,641,295)
                                                            ===========
Issuance of common stock from
 proceeds from sale of placement
 of common stock (net of cost of $501,370)       773,730                            --             --        768,630

Issuance of common stock to employees
 (compensation expense of $31,500)                31,500                            --             --         31,374
                                             -----------                   -----------    -----------     ----------

Balance September 30, 1998                    (1,738,250)                     (161,500)    (2,889,189)     1,256,643

Net loss for the six months ended
 March 31, 1999 (unaudited)                   (1,753,854)    (1,753,854)            --     (1,753,854)            --

Compensation expense in connection
 with stock option granted
 (no tax effect) (unaudited)                      23,400         23,400         23,400             --             --
                                                            -----------
Comprehensive loss (unaudited)                        --    $(1,730,454)            --             --             --
                                                            ===========
Issuance in connection with
 acquisition (unaudited)                              --                            --             --           (520)
                                             -----------                   -----------    -----------     ----------
Balance March 31, 1999 (unaudited)           $(3,468,704)                  $  (138,100)   $(4,643,043)    $1,256,123
                                             ===========                   ===========    ===========     ==========

                                                      Common Stock
                                                  Amount        Shares
                                                  ------        ------
Original issuance for cash                    $        10         1,000

Issuance of common stock
  in connection Royalpar
  acquisition - August 11, 1997                     4,000       400,000

Issuance of common stock to
 related parties (compensation
 expense of $186,450)                              37,290     3,729,000

Other issuance of common stock
 (compensation expense of $21,675)                  4,335       433,500

Proceeds from sale of private
 placement of common stock (net of
 costs of $43,351) for cash                         4,935       493,500

Net loss                                               --            --
                                              -----------     ---------

Balance September 30, 1997                         50,570     5,057,000

Net loss                                               --            --

Other comprehensive income
  Deferred compensation in
  connection with stock options
  granted (no tax effect)                              --            --

Comprehensive loss

Issuance of common stock from
 proceeds from sale of placement
 of common stock (net of cost of $501,370)          5,100       510,000

Issuance of common stock to employees
 (compensation expense of $31,500)                    126        12,600
                                              -----------     ---------

Balance September 30, 1998                         55,796     5,579,600

Net loss for the six months ended
 March 31, 1999 (unaudited)                            --            --

Compensation expense in connection
 with stock option granted
 (no tax effect) (unaudited)                           --            --


Comprehensive loss (unaudited)                         --            --


Issuance in connection with
 acquisition (unaudited)                              520        52,000
                                              -----------     ---------

Balance March 31, 1999 (unaudited)            $    56,316     5,631,600
                                              ===========     =========

                 See accompanying notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                            Statements of Cash Flows
                      For the Year Ended September 30, 1998 and the Period August 11, 1997 (inception) to September 30, 1997 and For the Six Months Ended March 31, 1999 and 1998 (Unaudited)

                                                     For the Period Ended        For the Six Months Ended
                                                         September 30,         March 31,       March 31,
                                                     1997           1998          1998           1999
                                                     ----           ----          ----           ----
                                                                              (Unaudited)     (Unaudited)

Cash flows from operating activities
   Net loss                                      $  (409,394)   $(2,479,795)   $  (324,640)   $(1,753,854)
                                                 -----------    -----------    -----------    -----------
   Adjustments to reconcile net loss to net
   cash provided by operating activities
    Depreciation                                       1,660         40,656         17,544         29,227
    Amortization                                         325         67,650          1,300         45,805
    Compensation for issuance of common stock        208,125         31,500         31,500             --
    Impairment of JPI assets                              --        174,688             --             --
    Compensation - stock options                          --         26,000          5,200         23,400
   Changes in operating assets and liabilities
    Due to/from factor                              (435,061)       437,663       (325,917)     1,104,524
    Accounts receivable                             (161,252)      (209,214)      (235,785)      (203,178)
    Prepaid insurance                                 51,358        338,917        171,027       (525,640)
    Prepaid expenses and other current assets        (12,942)         8,462        (15,230)        (3,866)
    Other assets                                      (2,950)       (29,357)       (22,965)        (2,349)
    Insurance financing obligation                  (118,426)      (153,467)      (240,504)       473,292
    Accrued payroll and taxes                        476,924        392,899        278,725        (13,675)
    Payroll taxes payable                            238,783        (95,471)       (58,466)        78,416
    Litigation fees payable                               --        271,361             --        (75,992)
    Accounts payable and accrued expenses            119,477        538,020        171,836        519,682
                                                 -----------    -----------    -----------    -----------
      Total adjustments                              366,021      1,840,307       (221,735)     1,449,646
                                                 -----------    -----------    -----------    -----------
                                                     (43,373)      (639,488)      (546,375)      (304,208)
                                                 -----------    -----------    -----------    -----------

Cash flows (used in) investing activities
   Purchase of property and equipment                 (1,689)       (96,789)       (19,595)      (199,301)
   Payments for business acquisitions               (150,000)       (89,688)            --       (142,431)
                                                 -----------    -----------    -----------    -----------
                                                    (151,689)      (186,477)       (19,595)      (341,732)
                                                 -----------    -----------    -----------    -----------

Cash flows from financing activities
   Proceeds from sale of common stock                129,434        735,230        570,480             --
   Proceeds from loans payable                       166,000        550,000             --        800,000
   Payments of loans payable                          (7,500)      (302,150)       (25,300)            --
                                                 -----------    -----------    -----------    -----------
                                                     287,934        983,080        545,180        800,000
                                                 -----------    -----------    -----------    -----------

Net change in cash and cash equivalents               92,872        157,115        (20,790)       154,060

Cash and cash equivalents - beginning                     --         92,872         92,872        249,987
                                                 -----------    -----------    -----------    -----------

Cash and cash equivalents - ending               $    92,872    $   249,987    $    72,082    $   404,047
                                                 ===========    ===========    ===========    ===========

Supplemental disclosure of cash paid
   Interest                                      $     8,244    $    37,872    $    35,205    $    42,871
                                                 ===========    ===========    ===========    ===========

Schedule of Noncash Investing and
Financing Activities
   Fair value of assets acquired                 $   723,847    $   289,688    $        --    $ 2,470,000
    Less:  cash paid                                (150,000)       (89,688)            --        (70,000)
    Less:  common stock and put options issued       (20,000)            --             --       (520,000)
                                                 -----------    -----------    -----------    -----------
    Liabilities assumed                          $   553,847    $   200,000    $        --    $ 1,880,000
                                                 ===========    ===========    ===========    ===========

                 See accompanying notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 1 -    Liquidity

            Stratus Services Group, Inc. ("Company") has been experiencing significant losses from operations due to increasing overhead in anticipation of additional future revenues, litigation fees, and unusual reserves for estimated recourse obligations. The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

            Management's plans consist of reducing overhead by eliminating and consolidating locations and applicable staff, and implementing cost reduction measures such as decreasing salaries. The Company completed a private placement of its common stock and notes in June 1999 raising approximately $825,000 for working capital purposes. Thirdly, the Company anticipates registering with the Securities and Exchange Commission to raise additional capital in 1999.

Note 2 -    Nature of Operations and Summary of Significant Accounting Policies

            Operations

            The Company was incorporated on March 11, 1997 for the purpose of providing contract labor and staffing services. The only activity between March 11, 1997 and August 11, 1997 was the issuance of 1,000 shares of common stock. The Company commenced operations on August 11, 1997 when it acquired certain assets and assumed certain liabilities of Royalpar Industries, Inc. ("Royalpar") and its subsidiaries (an entity in bankruptcy). This acquisition enabled the Company to immediately commence its temporary staffing business by providing customers, qualified staff and accounting and payroll support services from offices in New Jersey, Colorado, Texas, California and Arizona.

            The Company operates as one business segment. The one business segment consists of its traditional staffing services, engineering staffing services and SMARTSolutions (TM), a structured program to monitor and enhance the production of a client's labor resources. The Company's customers are in various industries and are located throughout the United States. Credit is granted to substantially all customers. No collateral is maintained.

            Revenue Recognition

            The Company recognizes revenue as the services are performed by its workforce. The Company's customers are billed weekly. At balance sheet dates, there are accruals for unbilled receivables and related compensation costs.

            Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Cash and Cash Equivalents

            The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 2 - Nature of Operations and Summary of Significant Accounting Policies - (continued)

            Property and Equipment

            Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets as follows:

                                                                   Estimated
                                              Method               Useful Life
                                              ------               -----------

              Computer equipment           Straight-line             3 years
              Office equipment             Declining balance         5 years
              Furniture and fixtures       Declining balance         5 years

            Goodwill

            Goodwill was being amortized on a straight-line basis over twenty years for the Royalpar acquisition. For acquisitions subsequent to September 30, 1998, goodwill is amortized over fifteen years.

            Factoring

            The Company's factoring agreement (see Note 4) with a financing institution ("factor") has been accounted for as a sale of receivables under Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Services of Financial Assets and Extinguishment of Liabilities."

            Stock Options

            The Company has elected to follow Accounting Principles Board Opinion No. 25. "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under this method, compensation cost is measured as the amount by which the market price of the underlying stock exceeds the exercise price of the stock option at the date at which both the number of options granted and the exercise price are known.

            Start-Up Costs

            Start-up costs are expensed. $94,000 was charged to operations during the period ended September 30, 1997 and is included in selling, general and administrative expenses.

            Advertising Costs

            Advertising costs are expensed as incurred. The expense for the periods ended September 30, 1997 and 1998 and March 31, 1998 and 1999 was $6,500, $110,000, $43,000 and $62,000, respectively, and is included in selling, general and administrative expenses.

            Impairment of Long-Lived Assets

            The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 2 - Nature of Operations and Summary of Significant Accounting Policies - (continued)

            Comprehensive Income

            Effective October 1, 1997, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, changes in net assets of an entity resulting from transactions and other events and circumstances from non-owner sources are reported in a financial statement for the period in which they are recognized.

            Segment Reporting

            Effective October 1, 1997, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

            New Accounting Pronouncement

            In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure them at fair value. Under certain circumstances, the gains or losses from derivatives may be offset against those from the items the derivatives hedge against. The Company will adopt SFAS No. 133 in the fiscal year ending September 30, 2001.

Note 3 -    Acquisitions

            Royalpar Industries, Inc.

            In August 1997, the Company purchased assets including customer lists, furniture, office and computer equipment, and workers' compensation insurance agreements, and assumed certain liabilities including leases of operating offices, and holiday and vacation pay, in exchange for $150,000 and the issuance of 400,000 shares of the Company's common stock. The excess of cost paid over net assets acquired resulted in goodwill of $67,975, computed as follows:

               Prepaid insurance                                      $ 612,566
               Insurance obligation payable                            (483,601)
               Office equipment                                          39,400
               Security deposits                                          3,906
               Accrued holiday and vacation pay                         (70,246)
                                                                      ---------
               Net assets acquired                                      102,025
                                                                      ---------

               Amounts paid
                  Cash paid                                             150,000
                  Issuance of common stock
                   (400,000 shares @ $.05 per share)                     20,000
                                                                      ---------
                                                                        170,000
                                                                      ---------
               Excess of amounts paid over
                net assets acquired - goodwill                        $  67,975
                                                                      =========

            Certain stockholders of Royalpar are personally related to certain stockholders of the Company. The acquisition was recorded as an arm's length transaction due to the oversight of the bankruptcy court.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 3 -    Acquisitions - (continued)

            Royalpar Industries, Inc. - (continued)

            Simultaneous with this transaction, the Company entered into a factoring agreement (Note 4) and a consulting agreement (Note 9).

            An amendment to the above purchase was an earn out provision whereby the Company is obligated to pay to Royalpar creditors or disbursing agents an amount equal to 2% or 3% of the Company's income before taxes over a five year period commencing with the short financial year ending September 30, 1997. No amounts are currently due under this provision.

            JP Industrial, LLC

            On August 10, 1998 the Company acquired certain assets of JP Industrial, LLC, ("JPI") an engineering services company in Oregon for $289,688 of which $89,688 was paid at closing and the remainder payable in monthly installments through May 1999. The assets acquired consisted of equipment, customer and vendor lists and any open and pending contracts and purchase orders. The Company did not assume any liabilities or obligations unless expressly agreed to. Shortly after the acquisition and before assigning values to the assets, the Company filed a lawsuit alleging breach of contract by the former owners of JPI. The former owners of JPI have filed a counter claim. Arbitration is to commence in the summer of 1999.

            Management believes that the breach of contract has impaired the value of assets purchased and has consequently charged operations for $174,688 during the year ended September 30, 1998.

Note 4 -    Factoring Agreement

            The Company has a factoring agreement under which it may sell up to $3,000,000 of qualified trade accounts receivable, with limited recourse provisions. The agreement expires August 10, 2000 and is renewed automatically for one year periods unless either party is notified of termination sixty days prior to renewal. The Company is required to repurchase or replace any receivable remaining uncollected for more than 90 days. During the periods ended September 30, 1997 and 1998 and March 31, 1998 and 1999, gross proceeds from the sale of receivables were $1,870,459, $23,146,923, $9,359,785 and $9,027,574, respectively. The provision for recourse obligation receivables includes the estimated recourse obligations on the sale of receivables. As of September 30, 1997 and 1998 and March 31, 1999, $1,572,000, $2,943,000 and $3,532,000, respectively, of the receivables sold to the factor had not been collected.

            As of September 30, 1997 and 1998, and March 31, 1999, $90,000,
            $1,105,000 and $807,000, respectively, of related-party receivables sold to the factor had not been collected. Reserves for recourse obligations of $0, $500,000 and $780,000, respectively, have been provided against these receivables.

            The Company is an impaired seller under the terms of the factoring agreement. Although in technical violation for not repurchasing outstanding receivables over 90 days, the factor is not exercising any of the remedies available to them. However, two stockholders of the Company have pledged 1,583,000 shares of the Company as collateral.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 5 -    Property and Equipment

                                                            September 30,          March 31,
                                                         1997          1998           1999
                                                         ----          ----           ----
                                                                                  (Unaudited)

               Furniture and fixtures               $     3,000    $    10,700    $    23,444
               Office equipment                           8,489         26,223         33,223
               Computer equipment                        25,300         78,362        252,197
               Computer software                          4,300         22,593         35,316
                                                    -----------    -----------    -----------
                                                         41,089        137,878        344,180

               Accumulated depreciation                  (1,660)       (42,316)       (71,544)
                                                    -----------    -----------    -----------
               Net property and equipment           $    39,429    $    95,562    $   272,636
                                                    ===========    ===========    ===========

Note 6 -    Goodwill

                                                            September 30,          March 31,
                                                         1997          1998           1999
                                                         ----          ----           ----
                                                                                  (Unaudited)

               Goodwill (see Notes 3 and 18)        $    67,975    $    67,975    $ 2,482,878
               Less: accumulated amortization              (325)       (67,975)      (107,868)
                                                    -----------    -----------    -----------
                                                    $    67,650    $        --    $ 2,375,010
                                                    ===========    ===========    ===========

            During the year ended September 30, 1998, the Company reevaluated the recoverability of the goodwill and recorded an impairment of the remaining balance of approximately $64,000.

Note 7 -    Loans Payable - Related Parties

            As of September 30, 1997 and 1998 and March 31, 1999 various stockholders advanced funds to the Company for working capital and payment of litigation expenses (Note 8). These loans bear interest at the rate of 12% per annum and are payable upon demand. Interest expense for the periods ended September 30, 1997 and 1998 and March 31, 1998 and 1999 was $4,000, $40,863, $-0- and $24,000,
            respectively.

Note 8 -    Litigation Fees Payable

            The Company and four individuals were defendants in a legal action alleging breach of various agreements. The action was settled in June 1998 as a result of which the Company paid $408,000 (for plaintiff's attorneys fees) and incurred $390,000 for its own legal fees (Note 11). The Company owed $271,361 and $195,369 at September 30, 1998 and March 31, 1999 and is making periodic payments.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 9 -    Related Party Transaction

            Consulting Agreement

            The Company has a consulting agreement with the former president of Rolyalpar who is the son of the Chief Executive Officer of the Company, to provide services, payable in semi monthly installments. The total payments were $175,000 for the year ended September 30, 1998 which were included in selling, general and administrative expenses. Beginning in January 1999, the payments were reduced to $2,200 payable weekly through January 2001. Consulting expense was $32,000 and $43,427 for the six months ended March 31, 1998 and 1999 respectively.

            The Company has paid consulting fees to an entity whose stockholder is another son of the Chief Executive Officer of the Company. Consulting fees amounted to $17,000 for the year ended September 30, 1998.

            Revenues

            The Company provides payroll services to an entity whose publicly traded common stock is owned by the son of the Chief Executive Officer of the Company. Revenues related thereafter for the period ended September 30, 1998, March 31, 1998 and 1999 were $2,321,000,
            $750,000 and $935,000, respectively.

            The Company also provides payroll services to a non public entity whose common stock is owned 50% by the Chief Executive Officer of the Company. For the periods ended September 30, 1997, and 1998, and March 31, 1998 and 1999, revenues were $120,000, $1,277,000,
            $482,000 and $304,000, respectively.

Note 10 -   Accounts Payable and Accrued Expenses

                                                   September 30,      March 31,
                                                1997         1998        1999
                                                ----         ----        ----
                                                                     (Unaudited)

              Accounts payable              $   91,154   $  220,370   $  298,598
              Accrued compensation              40,522      312,402      356,019
              Accrued commissions               38,500           --           --
              Accrued legal                     29,264           --      180,829
              Accrued other                     28,783      107,124      253,246
              Accrued interest                      --       71,242       76,541
              Accrued lease                         --      101,605       82,192
              Due to JPI (Note 2)                   --      115,000      115,000
                                            ----------   ----------   ----------
                                            $  228,223   $  927,743   $1,362,425
                                            ==========   ==========   ==========

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 11 -   Other Expenses

                                                 For the Periods Ended    For the Six Months Ended
                                                    1997        1998         1998          1999
                                                    ----        ----         ----          ----
                                                                          (Unaudited)  (Unaudited)
            Litigation settlement
             and related legal costs (Note 8)   $       --   $  798,000   $       --    $  237,164
            Abandonment of equipment
             and lease                                  --      101,606           --            --
            Impairment of JPI assets (Note 3)           --      174,688           --            --
                                                ----------   ----------   ----------    ----------
                                                $       --   $1,074,294   $       --    $  237,164
                                                ==========   ==========   ==========    ==========

Note 12 -   Income Taxes

            Deferred tax attributes resulting from differences between financial accounting amounts and tax bases of assets and liabilities follow:

                                                                   September 30,       March 31,
                                                                1998         1998         1999
                                                                ----         ----         ----
                                                                                      (Unaudited)

            Current assets and liabilities
               Loss on sale of receivables                   $   20,000   $  330,000   $  238,000

               Valuation allowance                              (20,000)    (330,000)    (238,000)
                                                             ----------   ----------   ----------

            Net current deferred tax asset (liability)       $       --   $       --   $       --
                                                             ==========   ==========   ==========

            Noncurrent assets and liabilities
               Net operating loss carryforward               $   87,000   $  683,000   $  985,000
               Stock compensation                                    --       11,000       20,000
               Depreciation                                          --       (9,000)      (9,000)
               Valuation allowance                              (87,000)    (685,000)    (996,000)
                                                             ----------   ----------   ----------

            Net noncurrent deferred tax asset (liability)    $      --    $       --   $       --
                                                             ==========   ==========   ==========

            There were no provisions for income taxes for the periods ended September 30, 1997 and 1998, and March 31, 1998 and 1999 because the Company has net operating loss carryforwards with a corresponding valuation allowance against them.

            At September 30, 1998, the Company has available the following federal net operating loss carryforwards for tax purposes:

              Expiration Date
                Year Ending
               September 30,
               -------------

                   2012                                           $   218,000
                   2018                                             1,491,000

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 12 -   Income Taxes - (continued)

            The effective tax rate on net loss varies from the statutory federal income tax rate for periods ended September 30, 1997 and 1998.

                                                                1997     1998
                                                                ----     ----

              Statutory rate                                   (34.0)%  (34.0)%
              State taxes, net                                  (6.0)    (6.0)
              Other differences, net                             0.6      0.9
              Valuation allowance                               39.4     39.1
                                                                ----     ----
                                                                   0%       0%
                                                                ====     ====

Note 13 -   Commitments and Contingencies

            Office Leases

            The Company leases offices and equipment under various leases expiring through September 30, 2002. Monthly payments under these leases are $73,000.

            The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year, as of September 30, 1998.

              For the Years Ending
                 September 30
                 ------------

                      1999                                           $   270,000
                      2000                                               210,000
                      2001                                               136,000
                      2002                                                81,000

            Rent expense was $26,000, $187,000, $85,000 and $177,000 for the periods ended September 30, 1997, 1998 and March 31, 1998 and 1999, respectively.

            Employment Agreements

            The Company has entered into employment agreements with five executives. The terms of the agreements stipulate annual salaries, aggregating $916,000 plus additional bonuses with stock options of 750,000 shares granted and vested over three to four years. One agreement with the Chief Executive Officer is for three years, while the others continue until terminated by the Company. The agreement with the Chief Executive Officer entitles him to severance compensation equal to 2.9 times his base salary.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 14 -   Stock Options and Warrants

            The Company has issued stock options to employees with terms of three to four years. The options may be granted for 801,000 shares.

            Pro forma information regarding net income and earnings per share is required by the Financial Accounting Standards Board Statement ("FASB No. 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using the minimum method option pricing model.

            The minimum method option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

            The following weighted-average assumptions were used:

                                                        September 30,
                                                     1997        1998
                                                     ----        ----

                Risk-free interest rate                --           6%
                Dividend yield                         --           0%
                Expected life                          --      4 years

            For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's proforma information follows:

                                                   For the Periods Ended
                                                       September 30,
                                                     1997        1998
                                                     ----        ----

              Pro forma net loss                $  (409,394)  $(2,502,175)

            Compensation expense under APB 25 was $26,000 for the year ended September 30, 1998. Deferred compensation at September 30, 1998 was $161,500 to be amortized over the remaining vesting period.

                         STRATUS SERVICES GROUP, INC.
                         Notes to Financial Statements
        (Information as of March 31, 1999 and for the six months ended
                     March 31, 1999 and 1998 is unaudited)

Note 14 -   Stock Options and Warrants - (continued)

            A summary of the Company's stock option activity, and related information for the years ended September 30, follows:

                                                               Weighted Average
                                                     Options     Exercise Price
                                                     -------     --------------

              Outstanding at September 30, 1997           --        $     --
              Granted                                801,000            1.70
              Canceled                                    --              --
              Exercised                                   --              --
                                                     -------        --------

              Outstanding at September 30, 1998      801,000        $   1.70
                                                     =======        ========
              Exercisable at September 30, 1998      124,583        $   1.33
                                                     =======        ========


            The exercise prices range from $1.00 to $3.00 per share

            The Company has also issued 100,000 warrants to purchase shares at $5 per share, expiring in 2003.

            Following is a summary of the status of stock options outstanding at September 30, 1998:

                   Outstanding Options                              Exercisable Options
                   -------------------                              -------------------
                                     Weighted
                                      Average         Weighted                Weighted
             Exercise                Remaining        Average                  Average
              Price    Number    Contractual Life  Exercise Price  Number   Exercise Price
              -----    ------    ----------------  --------------  ------   --------------
            $   1.00    250,000       2.0 years      $   1.00      83,333      $   1.00
                2.00    540,000       3.3 years          2.00      41,250          2.00
                3.00     11,000       3.8 years          3.00          --          3.00

Note 15 -   Major Customers

            The Company had one customer and two customers who accounted for 21% and 31% of total revenues for the period ended September 30, 1997 and for the year ended September 30, 1998, respectively. Major customers are those who account for more than 10% of total revenues. For the six months ended March 31, 1998 and 1999, the Company had one customer and two customers who accounted for 20% and 29% of total revenues, respectively.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 16 -   Retirement Plans

            The Company maintains two 401(k) savings plans for its employees. The terms of the plan define qualified participants as those with at least three months of service. Employee contributions are discretionary up to a maximum of 15% of compensation. The Company can match up to 20% of the employees' first 5% contributions. The Company's 401(k) expense for the periods ended September 30, 1998, March 31, 1998 and 1999 were $16,000, $4,000 and $13,000, respectively.

            The Company has determined that its 401(k) plans may be disqualified due to operational deficiencies. Management is attempting to remedy the deficiencies. The effects on the Company's financial position and results of operations are not determinable at this time.

Note 17 -   Year 2000 Issue

            The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's operational equipment or internal computer software that have time sensitive programs may recognize a date using "00 as the year 1900 rather that the year 2000. This could result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business.

            The Company has assessed the implications on its operations of the Year 2000 Issue. At September 30, 1998, the process of evaluating the Company's internal systems was completed and are presently year 2000 compliant. At this time, the Company is satisfied that all of its major vendors have or are in the process of verifying to the Company their Year 2000 compliance. The Company's internal systems have been updated, where appropriate to accommodate year 2000 compliance and actual impact of year 2000 compliance on the Company's future results of operations, capital spending, and business operations is not expected to be material.

Note 18 -   Subsequent Events

            Acquisition

            On January 4, 1999, the Company entered into an asset purchase agreement with B&R Employment, Inc. ("B&R") The Company purchased certain assets including office equipment, furniture and fixtures, sales and operating records, customer contracts and agreements, vendor lists, and seller's licenses and certificates. The purchase price was $2,400,000, consisting of two notes aggregating $1,880,000 and the issuance of 52,000 shares of the Company's common stock. B&R has a put option to sell these shares back to the Company at $10 per share, provided that the Company does not conduct an initial public offering within twenty-four months. A payment of $269,000 was made on the notes and an accounts receivable adjustment of $131,000 resulting in a balance of $1,210,000 to be paid thirty days after successful completion of initial public offering or March 1, 2000, whichever is sooner. The remaining note of $270,000 is payable in eight monthly principal and interest installments of $37,656 commencing ninety days after payment of the first note. In addition, the Company purchased existing accounts receivable of $600,000 from B&R and sold them to the factor.

                          STRATUS SERVICES GROUP, INC.
                          Notes to Financial Statements
         (Information as of March 31, 1999 and for the six months ended
                      March 31, 1999 and 1998 is unaudited)

Note 18 -   Subsequent Events - (continued)

            Acquisition - (continued)

            In connection with this acquisition, the Company entered into an employment and a non-compete agreement for a three year period with the sole stockholder of B&R.

            The excess of net assets acquired over the purchase price resulted in goodwill of approximately $2,400,000.

            Private Placement

            In June 1999, the Company completed a private placement for $825,000. Each $50,000 note consists of an interest bearing instrument at 13% per annum and 5,000 shares of the Company's common stock.

            Acquisition

            In April 1999, the Company purchased the rights, title and interest of certain accounts of Adapta Services Group, Inc. for $50,000.

            Registration

            In July 1999, the Company anticipates filing a Form SB-2 to register as a publicly traded company.

                          Independent Auditors' Report

To the Former President of
Royalpar Industries, Inc.

We have audited the accompanying consolidated statements of operations of Royalpar Industries, Inc. and Subsidiaries for the year ended March 31, 1997 and for the period April 1, 1997 to August 11, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Royalpar Industries, Inc. and Subsidiaries for the year ended March 31, 1997 and for the period April 1, 1997 to August 11, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 5, on February 20, 1998, the Company filed a Plan of Reorganization with the U.S. Bankruptcy Court which detailed an orderly liquidation of the Company.

                                           AMPER, POLITZINER & MATTIA P.A.

July 16, 1999
Edison, New Jersey

                   ROYALPAR INDUSTRIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                      For the Year Ended March 31, 1997 and
                   the Period April 1, 1997 to August 11, 1997

                                                      August 11,     March 31,
                                                        1997            1997
                                                        ----            ----

Revenues                                           $  6,241,479    $ 20,794,924

Cost of revenues                                      5,158,897      16,859,558
                                                   ------------    ------------

Gross profit                                          1,082,582       3,935,366

Operating expenses
   Selling, general and administrative expenses       1,251,348       5,549,004
   Interest expense                                     327,145       1,471,269
                                                   ------------    ------------
    Total operating expenses                          1,578,493       7,020,273
                                                   ------------    ------------

Loss from operations                                   (495,911)     (3,084,907)

Other income                                                 --         104,290
                                                   ------------    ------------

Net loss                                           $   (495,911)   $ (2,980,617)
                                                   ============    ============

        See accompanying notes to consolidated statements of operations.

                   ROYALPAR INDUSTRIES, INC. AND SUBSIDIARIES
                 Notes to Consolidated Statements of Operations

Note 1 -    Going Concern

            Royalpar Industries, Inc. and Subsidiaries (the "Company") financial statements have been prepared assuming that the Company was a going concern. The Company had been experiencing significant losses from operations due to increased overhead and additional interest costs from the factoring of receivables.

Note 2 -    Nature of Operations and Summary of Significant Accounting
            Policies

            Operations

            The Company was a subsidiary of Raycomm Transworld Industries, Inc., a publicly traded company. The consolidated statements of operations include the accounts of the following companies (with dates of incorporation) after elimination: Royalpar Industries, Inc. (September 1990), LPL Technical Service, Inc. (April 1959), Ewing Technical Design, Inc. (February 1975) and Mainstream Engineering Co., Inc. (September 1975). The Company provided its customers, qualified staff and accounting and payroll support from various offices in New Jersey, Florida, Colorado, Texas, California and Arizona. All intercompany transactions have been eliminated in consolidation.

            Due to the status of the Company's financial position, management initiated a reorganization process on January 30, 1997. The Company filed a Plan of Reorganization with the U.S. Bankruptcy Court in New Jersey under Chapter 11 of the U.S. Bankruptcy Code. The following assets and (liabilities) were included in the initial Bankruptcy filing:

            Personal Property                                   $  1,682,907
            Creditors Holding Secured Claims                      (5,837,597)
            Creditors Holding Unsecured Priority Claims           (5,712,795)
            Creditors Holding Unsecured Non-priority Claims       (5,815,099)
                                                                ------------
                Net liabilities included in Bankruptcy filing   $(15,682,584)
                                                                ============

            On July 29, 1997, the Company received an Order from the U.S. Bankruptcy Court, approving a private sale of substantially all of the Company's assets, ongoing businesses and personal property, free and clear of all liens, claims and encumbrances, and authorizing the assumption and assignment of certain unexpired leases and executory contracts. Pursuant to this Order, the Company sold certain assets and transferred certain liabilities of the Company to Stratus Services Group, Inc. ("Stratus") on August 11, 1997 (Note 3).

            Revenue Recognition

            The Company recognized revenue as the services were performed by its workforce. The Company's customers were billed weekly.

                   ROYALPAR INDUSTRIES, INC. AND SUBSIDIARIES
                 Notes to Consolidated Statements of Operations

Note 2 - Nature of Operations and Summary of Significant Accounting Policies - (continued)

            Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Depreciation

            Depreciation was provided over the estimated useful lives of the assets as follows:

                                                                    Estimated
                                             Method                Useful Life
                                             ------                -----------

            Computer equipment            Straight-line               3 years
            Machinery and equipment     Declining balance             5 years
            Furniture and fixtures      Declining balance           5-7 years

            Depreciation expense for the year ended March 31, 1997 and for the period April 1, 1997 to August 11, 1997 was $158,000 and $47,000,
            respectively.

            Amortization

            Amortization expense consisted of the amortization of goodwill and other intangible assets which were amortized over a five year period. Amortization expense for the year ended March 31, 1997 was $74,000 and $-0- for the period ended August 11, 1997.

            Advertising Costs

            Advertising costs were expensed as incurred. Advertising expense for the year ended March 31, 1997 and for the period April 1, 1997 to August 11, 1997 was $37,000 and $15,000, respectively.

            Income Taxes and Other Filings

            The Company had not filed income tax returns for several periods. The Company had experienced operating losses in these periods, and had significant net operating losses. Therefore, there was no income tax due and any deferred tax assets and liabilities have valuation allowances against them. The Company did not file its 401(k) retirement plans and has accrued $200,000 of penalties for the year ended March 31, 1997. In addition, $95,000 and $214,000 was accrued for interest and penalties on unpaid payroll taxes for the year ending March 31, 1997 and the period April 1, 1997 to August 11, 1997.

Note 3 -    Sale of Assets

            As discussed in Note 2, the Company, on August 11, 1997, sold its assets and was relieved of certain liabilities such as leases of operating offices, and holiday and vacation pay in exchange for $150,000 and the acquisition of 400,000 shares of Stratus common stock. The excess of value received over the net assets sold resulted in a gain on sale of $67,975.

                   ROYALPAR INDUSTRIES, INC. AND SUBSIDIARIES
                 Notes to Consolidated Statements of Operations

Note 3 -    Sale of Assets - (continued)

            Prepaid insurance                                         $ 612,566
            Insurance obligation payable                               (483,601)
            Office equipment                                             39,400
            Security deposits                                             3,906
            Accrued holiday and vacation pay                            (70,246)
                                                                       ---------
            Net assets sold                                              102,025
                                                                       ---------

            Amounts received
               Cash received                                             150,000
               Common stock received
                (400,000 shares @ $.05 per share)                         20,000
                                                                       ---------
                                                                         170,000
                                                                       ---------

            Excess of value received over
             net assets sold - gain on sale                            $  67,975
                                                                       =========

            Certain stockholders of Royalpar are personally related to certain stockholders of Stratus. The sale of assets was recorded as an arm's length transaction due to the oversight of the bankruptcy court.

Note 4 -    Major Customers

            The Company had one major customer that accounted for 24% of total revenues during the period April 1, 1997 to August 11, 1997, and two major customers that accounted for 32% of total revenues during the year ended March 31, 1997.

Note 5 -    Subsequent Event

            The Company continued in existence, with no activity, until February 20, 1998 (the "Confirmation Date"), when the U.S. Bankruptcy Court confirmed the Company's second amended Joint Plan of Reorganization which detailed an orderly liquidation of the Company.

      Until              , 1999 (25 days after the date of this Prospectus) all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          STRATUS SERVICES GROUP, INC.

                                1,500,000 Shares

                                  Common Stock

                                   PROSPECTUS

                            Hornblower & Weeks, Inc.

                                                , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Delaware General Corporation Law, Section 102(b)(7), authorizes a corporation to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty of care. Such elimination or limitation of personal liability is not permitted, however, where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of law, or payment of a dividend or approval of a stock repurchase which was deemed illegal or where a director obtains an improper personal benefit.

The Registrant's Certificate of Incorporation (filed as Exhibit 3.1 to this Registration Statement) provides that a director of the Company shall, to the maximum extent permitted by Section 102(b)(7) or any successor provision or provisions, have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

The Registrant's Certificate of Incorporation and Bylaws (filed as Exhibit 3.2 to this Registration Statement) provides that any director or officer of the Company involved in any action, suit or proceeding, the basis of which is alleged action or inaction by such director or officer while he was acting in an official capacity as a director or officer of the Registrant or as a director, trustee, officer, employee or agent of another entity at the request of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by Section 145 against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such indemnification as to such alleged action or inaction continues as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Registrant or a director, officer, trustee, employee or agent of such other entity and inures to the benefit of the indemnitee's heirs, executors and administrators. The Certificate of Incorporation also provides that the right to indemnification shall be a contract right which shall not be affected adversely as to any indemnitee by any amendment to the Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment and shall include, unless otherwise restricted or prohibited by law or the Registrant's By-laws, the right to be paid by the Registrant for expenses incurred in defending any such proceeding in advance of its final disposition. The Registrant's Board of Directors may also grant these indemnification rights to any employee or agent of the Registrant or to any person who is or was a director, officer, employee or agent of the Registrant's affiliates, predecessors or subsidiaries.

Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1 to the Registration Statement, which contains certain provisions for the indemnification by the Underwriter of the Registrant and the director and officers of the Registrant who signed the Registration Statement against certain liabilities, including civil liabilities, under the Securities Act of 1933. The Underwriting Agreement also contains certain provisions for the indemnification by the Registrant of, among others, persons who control the Underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, all of which are being paid by the Registrant, in connection with this offering. All the fees are estimates except the Securities and Exchange Commission Registration fee, the NASD filing fee and the Nasdaq Smallcap fee.

Registration fee - Securities and Exchange Commission ...........       $  3,472
NASD filing fee .................................................          1,249
Nasdaq Smallcap fee .............................................         10,000
Accounting fees and expenses ....................................         80,000
Legal fees and expenses .........................................        100,000
Blue sky fees and expenses, including legal fees ................         35,000
Printing; stock certificates ....................................        125,000
Transfer agent and registrar fees ...............................          5,000
Non-accountable expense allowance ...............................        333,750
Miscellaneous ...................................................         10,000
                                                                        --------
   Total ........................................................       $703,471
                                                                        ========

Item 26. Recent Sales of Unregistered Securities.

All shares of Common Stock and the exercise price of warrants and options have been adjusted to reflect a 3-for-2 reverse split to be effected prior to the effective date of this Registration Statement.

Between April 4, 1997 and September 1, 1997, Joseph J. Raymond, Michael J. Rutkin and other investors contributed capital amounting in aggregate to approximately $125,000 to purchase the assets of Royalpar Industries, Inc. In exchange for their investment, these initial investors, each of whom was an executive or management level employee or a relative of an executive or management employee of the Registrant, were issued 2,486,667 shares of Common Stock of the Registrant resulting in a price per share of $0.075. The issuance and sale of these securities was made in reliance on an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") as a transaction not involving any public offering.

Below is a chart showing these initial investors, the number of shares issued to them, and the date of issue.

Date                   Name/Entity                                        Shares
----                   -----------                                        ------
4/4/97                 Rutkin, Michael J.                                    667
9/1/97                 Raymond, Joseph J.                                 69,333
9/1/97                 Kingston Family Revocable Trust                    33,333
9/1/97                 Sahyoun, Charles A.                               220,000
9/1/97                 Foley, Thomas                                       8,333
9/1/97                 Abruzzese, Arthur                                   8,333
9/1/97                 Porzio, Eugene Robert                               8,333
9/1/97                 Ribaudo, Alfonso                                    8,333
9/1/97                 Raymond, Joseph J.                                666,667
9/1/97                 Feidt, Don W.                                      20,000
9/1/97                 Raymond, Joseph J.                                666,667
9/1/97                 Raymond, Joseph J.                                333,333
9/1/97                 Rutkin, Michael J.                                333,333
9/1/97                 Schneider, Frank Jr.                               16,667
9/1/97                 Raymond, J. Todd as trustee for Irene Lynch        26,667
9/1/97                 Raymond, J. Todd                                   16,667
9/1/97                 Maltzman, Scott A.                                    667
9/1/97                 Maltzman, Michael A. & Valerie M.                  46,667
9/1/97                 Townsend, Donna A.                                    667
9/1/97                 Zomack, Beth S.                                       667
9/1/97                 Sullivan, Rani L.                                     667
9/1/97                 Barbara A. Donner-Miglio as
                       Custodian of Eugene J. Miglio IV UTMA/NJ              333
9/1/97                 Barbara A. Donner-Miglio as Custodian of
                       Anna Marcella Miglio UTMA/NJ                          333

On September 1, 1997, the Registrant issued to 33 purchasers, units ("Phase I Units"), comprised of 8,667 shares of Common Stock of the Registrant at a price of $.075 per share for a total price per unit of $650. Thirty-four and one-half units were sold resulting in the sale of 299,000 shares of Common Stock and gross proceeds of $22,425. In connection with the offering, (i) each of the stockholders represented to the Registrant that he was an "Accredited Investor" (as that term is defined under Regulation D promulgated under the Securities Act), (ii) each stockholder signed a written agreement that the Phase I Units which he purchased would not be sold without registration under the Securities Act, except in reliance upon an exemption therefrom, and (iii) the Registrant did not engage in any general solicitation or general advertisement for the issuance. The issuance and sale of these securities was made in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction not involving any public offering.

On August 11, 1997, the Registrant issued 133,333 shares of Common Stock to each of Congress Financial Corporation and AGR Financial, L.L.C. (collectively, "Congress and AGR") in consideration for Congress' and AGR's consent to the acquisition of assets from Royalpar Industries, Inc. and its release of liens on certain of the acquired assets. In connection with the Offering, (i) both Congress and AGR represented to the Registrant that they were an Accredited Investor (as that term is defined under Regulation D promulgated under the Securities Act), (ii) both Congress and AGR represented that the securities acquired could not be sold without registration under the Securities Act, except in reliance upon an exemption therefrom, and (iii) the Registrant did not engage in any general solicitation or advertisement for the issuance. The issuance and sale of these securities were made in reliance on the exemption provided by
Section 4(2) of the Securities Act, as a transaction not involving any public offering.

On September 1, 1997, the Registrant issued 289,000 shares of Common Stock to
8 creditors (the "Creditors") in consideration for their consent to the acquisition of assets by the Registrant from Royalpar Industries, Inc. of the acquired assets. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) promulgated under the Securities Act as a transaction not involving any public offering.

On January 1, 1998, the Registrant issued a cumulative total of 8,400 shares of Common Stock to 20 employees as bonuses for efforts contributing to the continuing success and growth of the Registrant in 1997. The issuance of these securities was made without payment to the Registrant of any consideration and therefore was not a "sale" within the meaning of, and not subject to, Section 5 of the Securities Act.

Between December 1, 1997 and September 1, 1998, the Registrant issued to 43 purchasers, units ("Phase II Units"), comprised of 13,333 shares of Common Stock at a price of $3.75 per share for a total price per unit of $50,000. Twenty-two and one half units were sold resulting in gross proceeds of $1,125,000. In connection with the offering, (a) each of the stockholders represented to the Registrant that he was an "Accredited Investor" (as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended), (b) each stockholder signed a written agreement stating that the Phase II Units which he purchased would not be sold without registration under the Securities Act, except in reliance upon an exemption therefrom, and (c) the Registrant did not engage in any general solicitation or general advertisement for the issuance. The issuance and sale of these securities was made in reliance on the exemption provided by Rule 506 of Regulation D promulgated under the Securities Act.

In connection with the offering of Phase II Units, the Registrant issued a cumulative total of 70,000 shares of Common Stock to nineteen individuals who assisted the Registrant in locating investors for the offering. The issuance and sale of these securities was made in reliance on Section 4(2)] of the Securities Act as a transaction not involving any public offering.

On January 1, 1999, the Registrant issued 34,667 shares of Common Stock to B & R Employment Inc. in partial consideration for substantially all of the assets of B & R Employment Inc. In addition to these shares, the Registrant also granted to B & R Employment Inc., in the event the Registrant does not conduct an initial public offering of Common Stock within 24 months of the closing of the Asset Purchase Agreement between the Registrant and B & R Employment Inc., an option to sell its stock to the Registrant at $15 per share. The issuance and sale of these securities was made in reliance on the exemption provided by
Section 4(2) of the Securities Act as a transaction not involving any public offering.

During June 1999, the Registrant issued to 11 purchasers, units, each consisting of a $50,000 Promissory Note and 3,333 shares of Common Stock of the Registrant. The price per unit was $50,000. Seventeen and one-half (17-1/2) units were sold resulting in gross proceeds of $875,000. The proceeds were used to meet the working capital requirements and expenditures of the Registrant in preparing for its initial public offering of Common Stock. The Registrant did not engage in any general solicitation or general advertisement in conducting this offering. The issuance and sale of these securities was made in reliance on the exemption provided by Rule 506 of Regulation D promulgated under the Securities Act.

Between September 1, 1997 and December 2, 1998, the Registrant issued options to purchase an aggregate of 367,333 shares of Common Stock to eight of its employees. The issuance and sale of these securities was made in reliance on the exception provided in Section 4(2) of the Securities Act as a transaction not involving any public offering.

Between November 23, 1998 and December 2, 1998 the Registrant issued warrants to acquire five individuals in consideration for their making loans to the Registrant. The issuance of these securities was made in reliance upon Section 4(2) of the Securities Act as a transaction not involving any public offering.

Item 27. Exhibits and Financial Statement Schedules.

(a)   Exhibits

   Exhibit
   Number   Exhibit Description
   -------  -------------------

    1.1     Underwriting Agreement.*

    1.2 Form of Underwriter's Warrant Agreement, including form of warrant certificate.*

    2.1 Asset Purchase Agreement, dated July 9, 1997, among Stratus Services Group, Inc. and Royalpar Industries, Inc., Ewing Technical Design, Inc., LPL Technical Services, Inc. and Mainstream Engineering Company, Inc., as amended by Amendment No. 1 to the Asset Purchase Agreement, dated as of July 29, 1997.*

    2.2 Asset Purchase Agreement, effective January 1, 1999, by and between Stratus Services Group, Inc. and B&R Employment Inc.*

    3.1 Proposed Form of Amended and Restated Certificate of Incorporation of the Registrant.*

    3.2     By-Laws of the Registrant.*

    4.1     Specimen Common Stock Certificate of the Registrant.*

    4.2.1 Warrant for the Purchase of 10,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 30, 1998, between Alan Zelinsky and Stratus Services Group, Inc., and supplemental letter thereto dated December 2, 1998.*

    4.2.2 Warrant for the Purchase of 40,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 23, 1998, between David Spearman and Stratus Services Group, Inc.*

    4.2.3 Warrant for the Purchase of 10,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 30, 1998, between Sanford I. Feld and Stratus Services Group, Inc., and supplemental letter thereto dated December 2, 1998. *

    4.2.4 Warrant for the Purchase of 20,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 30, 1998, between Peter DiPasqua, Jr. and Stratus Services Group, Inc.*

    4.25 Warrant for the Purchase of 20,000 Shares of Common Stock of Stratus Services Group, Inc., dated December 2, 1998, between Shlomo Appel and Stratus Services Group, Inc. *

    5.1 Opinion of Giordano, Halleran & Ciesla, a Professional Corporation, including consent of such counsel (filed herewith).*

    10.1.1 Employment Agreement, dated September 1, 1997, between Stratus Services Group, Inc. and Joseph J. Raymond. *

    10.1.2 Executive Employment Agreement, dated September 1, 1997, between Stratus Services Group, Inc. and J. Todd Raymond, Esq. *

    10.1.3 Executive Employment Agreement, dated December 1, 1997, between Stratus Services Group, Inc. and Charles A. Sahyoun. *

    10.1.4 Executive Employment Agreement, dated April 17, 1998, between Stratus Services Group, Inc. and Mark S. Levine. *

    10.1.5 Executive Employment Agreement, dated May 7, 1998, between Stratus Services Group, Inc. and A. George Komer. *

    10.1.6 Executive Employment Agreement, dated September 1, 1997 between Stratus Services Group, Inc. and Michael A. Maltzman.*

    10.1.7 Consulting Agreement, dated as of August 11, 1997, between Stratus Services Group, Inc. and Jeffrey Raymond. *

    10.2 Lease, effective June 1, 1998, for offices located at 500 Craig Road, Manalapan, New Jersey 08512.*

    10.3 Sale and Purchase Agreement, dated August 11, 1997, between AGR Financial, LLC and Stratus Services Group, Inc., with supplemental letter thereto dated January 8, 1999. *

    10.4.1 Promissory Note in the amount of $250,000, dated October 14, 1998, between Stratus Services Group, Inc. and J. Todd Raymond, Esq., Trustee with Powers of Attorney. *

    10.5.1 Registration Rights Agreement, dated August, 1997, by and among Stratus Services Group, Inc. and AGR Financial, L.L.C. *

    10.5.2 Registration Rights Agreement, dated August, 1997, by and among Stratus Services Group, Inc. and Congress Financial Corporation (Western).*

    10.6.1 Stock Purchase and Investor Agreement, dated August, 1997, by and between Stratus Services Group, Inc. and Congress Financial Corporation (Western).*

    10.6.2 Stock Purchase and Investor Agreement, dated August, 1997, by and among Stratus Services Group, Inc. and AGR Financial, L.L.C. *

    23.1    Consent of Amper, Politziner & Mattia, LLP. [filed herewith]

    23.2    Consent of Giordano, Halleran & Ciesla, P.C.*

    24 Powers of Attorney of officers and directors of the Company [included in the signature page to this Registration Statement].

    27 Financial Data Schedule for the 6 months ended March 31, 1999 [filed herewith].
----------

*To be filed by amendment.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

      (a) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c)   The undersigned registrant hereby undertakes that:

            (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Manalapan, the State of New Jersey, on July 20, 1999.

                                          STRATUS SERVICES GROUP, INC.


                                       By: /S/ Joseph J. Raymond
                                           ------------------------------------
                                           Joseph J. Raymond
                                           Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Joseph J. Raymond with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name                                Title                      Date
----                                -----                      ----


/S/ Joseph J. Raymond               Chairman, Chief Executive  July 20, 1999
---------------------------------   Officer (Principal
Joseph J. Raymond                   Executive Officer)


                                    Vice President and Chief   July 20, 1999
/S/ Michael A Maltzman              Financial Officer
---------------------------------   (Principal Financing and
Michael A. Maltzman                 Accounting Officer)

/S/ Michael J Rutkin                Director                   July 20, 1999
---------------------------------
Michael J. Rutkin


/S/ H. Robert Kingston              Director                   July 20, 1999
---------------------------------
H. Robert Kingston


/S/ Donald W. Feidt                 Director                   July 20, 1999
---------------------------------
Donald W. Feidt


/S/ Sandford Feld                   Director                   July 20, 1999
---------------------------------
Sanford I. Feld